Exhibit 10.3

                                                                  EXECUTION COPY


ASSET PURCHASE AGREEMENT DATED JULY 29, 2003 BY AND AMONG
METRIS COMPANIES INC., METRIS DIRECT, INC., METRIS DIRECT SERVICES, INC., METRIS TRAVEL SERVICES INC., METRIS CLUB SERVICES, INC.,
METRIS WARRANTY SERVICES, INC., AND METRIS WARRANTY SERVICES OF FLORIDA, INC., CPP HOLDINGS LIMITED AND CPP US OPERATIONS GROUP, LLC



                                Table of Contents
                                                                           Page


                                    ARTICLE I
   PURCHASE AND SALE, PURCHASE PRICE, ASSUMED LIABILITIES AND RETAINED ASSETS
                                       1

1.1      Purchase and Sale of the Purchased Assets............................1

1.2      Purchase Price.......................................................4

1.3      Assumed and Excluded Liabilities.....................................4

1.4      Consent of Third Parties; Authorizations.............................7

1.5      Retained Assets......................................................9

                                   ARTICLE II
                                   DEFINITIONS
                                       9

2.1      General..............................................................9

2.2      Definitions..........................................................9

2.3      Interpretation......................................................17

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS
                                       18

3.1      Status of Sellers; Enforceability; Conflicts; Consents..............18

3.2      Financial Statements................................................20

3.3      Undisclosed Liabilities.............................................20

3.4      Title to Properties; Purchased Assets...............................20

3.5      Real Property.......................................................21

3.6      Real Estate and Personal Property Taxes Assessments.................21

3.7      Inventory...........................................................21

3.8      [Intentionally Omitted].............................................22

3.9      Contracts...........................................................22

3.10      Intellectual Property..............................................23

3.11     Required Assets; Sufficiency of Assets..............................25

3.12     Personnel Identification and Compensation...........................25

3.13     Compliance with Laws and Orders; Regulated Entity...................25

3.14     Products and Services...............................................27

3.15     Absence of Questionable Payments....................................27

3.16     Litigation..........................................................28

3.17     Employee Benefit Plans..............................................29

3.18     Tax Matters.........................................................29

3.19     Consents............................................................30

3.20     Licenses and Permits................................................30

3.21     Insurance...........................................................31

3.22     Conduct of Business.................................................31

3.23     No Bankruptcy Proceedings...........................................33

3.24     No Other Representations and Warranties.............................33

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS
                                       33

4.1      Status of Purchasers................................................34

4.2      Authority of Purchasers.............................................34

4.3      Due Authorization...................................................34

4.4      Enforceability......................................................34

4.5      Consents............................................................34

4.6      [Intentionally Omitted].............................................35

4.7      No Other Representations and Warranties.............................35

                                    ARTICLE V
                                    COVENANTS
                                       35

5.1      [Intentionally Omitted].............................................35

5.2      [Intentionally Omitted].............................................35

5.3      [Intentionally Omitted].............................................35

5.4      [Intentionally Omitted].............................................35

5.5      [Intentionally Omitted].............................................35

5.6      Publicity...........................................................35

5.7      [Intentionally Omitted].............................................35

5.8      Power of Attorney; Right of Endorsement, Etc........................35

5.9      [Intentionally Omitted].............................................36

5.10     Designated Employees................................................36

5.11     Allocation for Tax Purposes.........................................38

5.12     Post-Closing Taxes..................................................38

5.13     Termination or Layoffs..............................................39

5.14     Settlement Agreement................................................39

5.15     New York Order......................................................39

5.16     [Intentionally Omitted].............................................40

5.17     Cooperation.........................................................40

5.18     Non-Solicitation....................................................40

5.19     Non-Competition.....................................................40

                                   ARTICLE VI
                             [Intentionally Omitted]
                                       42

                                   ARTICLE VII
                             [Intentionally Omitted]
                                       42

                                  ARTICLE VIII
                                     CLOSING
                                       42

8.1      Time and Place......................................................42

8.2      Closing Transactions................................................42

8.3      Deliveries by Sellers to Purchasers.................................42

8.4      Deliveries by Purchasers to Sellers.................................43

                                   ARTICLE IX
                                OTHER AGREEMENTS
                                       44

9.1      Further Assurances..................................................44

9.2      Access to Records, Employees and Shared Contracts After Closing.....44

9.3      Collection of Receivables...........................................45

9.4      Use of Trade Names, Domain Names and Logos..........................45

9.5      UCC Matters.........................................................46

9.6      Confidentiality.....................................................46

9.7      Trade Payables......................................................47

                                    ARTICLE X
                                 INDEMNIFICATION
                                       48

10.1     Survival of Representations and Warranties..........................48

10.2     Indemnification by Sellers..........................................48

10.3     Limits on Indemnification by Sellers................................50

10.4     Indemnification by Purchasers.......................................50

10.5     Specific Breaches...................................................51

10.6     Procedure for Indemnification.......................................52

10.7     Payment.............................................................54

10.8     Recourse Against Sellers............................................54

10.9     Reduction for Insurance.............................................55

10.10    Remedies Exclusive..................................................55

10.11    Limits on Certain Damages...........................................55
10.12    [Intentionally Omitted].............................................55

10.13    Treatments of Payments..............................................55

                                   ARTICLE XI
                             [Intentionally Omitted]
                                       56

                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS
                                       56

12.1     Notices.............................................................56

12.2     Assignment..........................................................57

12.3     Benefit of the Agreement............................................57

12.4     Headings............................................................57

12.5     Entire Agreement....................................................57

12.6     Modifications and Waivers...........................................57

12.7     Counterparts........................................................58

12.8     Severability........................................................58

12.9     Governing Law.......................................................58

12.10    Expenses............................................................58

12.11    Jurisdiction; Waiver of Jury Trial; Venue...........................58

12.12    No Partnership, Agency or Joint Venture.............................59

12.13    Exhibits and Schedules..............................................59



                         List of Schedules AND EXHIBITS

     Schedule       Title

      1.4(a)        Transition Services Agreement Contracts
       2.2          Assumed Contracts
       3.5          Leased Real Property
      3.1(a)        Corporate/Authority Exceptions
      3.1(d)        Corporate/Authority Exceptions
      3.1(f)        No-transferable Contacts
       3.2          Financial Statements
      3.4(a)        Assets without Title
      3.4(b)        Notes, Bonds, etc.
      3.4(c)        Maintenance and Repair Costs
      3.4(d)        Conduct of Business
      3.4(e)        Location of Assets
       3.5          Real Property
       3.9          Contracts
       3.10         Intellectual Property
       3.11         Required Assets; Sufficiency of Assets
       3.12         Personnel and Compensation
     3.13(a)        Compliance with Laws Exceptions
     3.13(c)        Compliance with Laws Exceptions
     3.13(d)        Compliance with Laws Exceptions
     3.13(g)        Compliance with Laws Exceptions
       3.14         Product and Services
     3.14(d)        Chargebacks and Denials
       3.16         Litigation
       3.17         Employee Benefits
       3.19         Consents
       3.20         Licenses and Permits
       3.21         Insurance
       3.22         Conduct of Business
       4.5          Consents
       5.10         Designated Employees
     5.10(f)        Cash Payments under Retention Bonus Plan
       5.11         Allocation for Tax Purposes
       5.14         Settlement Agreement




     Exhibit        Title
        A           Purchased Assets
        B           Retained Assets
       B(1)         Retained Intellectual Property
        C           Schedule of Registered/Filed Intellectual Property
        D           Employee Offer Letter




                            ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into this 29th day of July 2003, by and among Metris Companies Inc., a Delaware corporation, Metris Direct, Inc., a Minnesota corporation, Metris Direct Services, Inc., a Delaware corporation, Metris Travel Services Inc., a Delaware corporation, Metris Club Services, Inc., a Delaware corporation, Metris Warranty Services, Inc., a Delaware corporation, and Metris Warranty Services of Florida, Inc., a Florida corporation, each of which is located at 10900 Wayzata Blvd., Minnetonka, Minnesota 55305 (collectively, "Sellers"), and CPP Holdings Limited, a private limited liability company organized and existing under the laws of England and Wales, and CPP US Operations Group, LLC a Delaware limited liability company ("CPP US" and, together with CPP, the "Purchasers").

                                    RECITALS

WHEREAS,

(A) Sellers are engaged in the Business;

(B) Sellers desire to sell substantially all of their assets related to the Business to CPP US, and CPP US desires to purchase such assets; and

(C) each term defined in this Agreement shall have the meaning ascribed to it in
Article II.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Purchasers and Sellers hereby agree as follows:

                                   ARTICLE I

                       PURCHASE AND SALE, PURCHASE PRICE,
                     ASSUMED LIABILITIES AND RETAINED ASSETS

        1.1     Purchase and Sale of the Purchased Assets

        (a) Subject to the terms and conditions of this Agreement, Sellers shall (and shall cause each of their respective Affiliates to), and each of them hereby does, sell, assign, convey, transfer and deliver to CPP US (or any Designated Purchaser) and CPP US (or such Designated Purchaser) shall, and hereby does, purchase from Sellers the Purchased Assets, free and clear of all Liens of any kind for the Purchase Price specified below in Section 1.2.

        (b)     (i)     To the extent that any of the Purchased Assets
                        transferred to CPP US as contemplated herein include rights that (A) are reasonably necessary for the operation of any business of Sellers or their respective
                        Affiliates (other than the Business), (B) were used by Sellers or their respective Affiliates prior to Closing in such capacity, and (C) does not relate substantially to, or is not used substantially in connection with, the Business, Purchasers agree, to the extent commercially practicable, to, without further consideration, transfer, convey, assign, license, sublicense or enter into another arrangement with Sellers with respect to such rights or assets so that Sellers have substantially similar benefits (subject to the burdens) of such rights and assets for such business as it had prior to the Closing.

                (ii) To the extent that the Purchased Assets (other than real property, which shall not be subject to this Section 1.1(b)) do not include any right or asset, which (A) was owned by or licensed to Sellers or their Affiliates at Closing, (B) is reasonably necessary for the operation of the Business and (C) related substantially to, or was used substantially in connection with, the Business prior to Closing, Sellers agree, to the extent commercially practicable and subject to Section 1.4 to, without further consideration, transfer, convey, assign, license, sublicense or enter into another arrangement with Purchasers with respect to such right or asset so that CPP US has substantially similar benefits (subject to the burdens) of such right or asset in relation to the conduct of the Business as did Sellers or such Affiliates in conducting the Business prior to Closing.

        (c) For a period of five years from the date of this Agreement, in the event that Metris Companies Inc. or any of its Subsidiaries sells, transfers, conveys, assigns or delivers, or enters into any agreement, contract, arrangement or understanding to sell, transfer, convey, assign or deliver, all or part of the Credit Card Business, Metris Companies Inc. or such Subsidiary, as applicable, will use commercially reasonable efforts to obtain agreement from the purchaser of the Credit Card Business (the "CCB Buyer") to allow CPP US to continue to bill active Members. For the avoidance of doubt, a sale, transfer, conveyance, assignment or delivery of the Credit Card Business shall only be deemed to occur in the event that, following such sale, transfer, conveyance, assignment or delivery, Metris Companies Inc. or its Subsidiaries are no longer the servicer of the related credit card accounts.

                (i) Subject to subsection (vi) of this Section 1.1(c), in the event the CCB Buyer agrees to continue billing Members whose accounts are included as part of the relevant sale (the "Affected Members") on behalf of CPP, neither Metris Companies Inc. nor its Subsidiaries shall have any further obligations to CPP under this Section 1.1(c) with respect to the Affected Members.

                (ii) In the event the CCB Buyer does not agree to continue billing Affected Members active as of the date of the sale of the Credit Card Business, Metris Companies Inc. will owe compensation to CPP US for its lost income equal to the Net Present Value of the revenues to be expected from Affected Members, according to the following formula:

                        Net Present Value of the revenues to be expected from Affected Members shall be calculated by extrapolating the following results from the date of the sale of the Credit Card Business to the date that is five years from the Closing Date:

                        (A) Unbilled net revenue (gross billings less cancellations) of then active memberships of Affected Members eligible for Product renewal terms, determined using the then-current membership price and the actual average cancellation rate of each applicable Product over the six month period immediately preceding the sale, transfer, conveyance, assignment or delivery of the Credit Card Business or applicable portion thereof,

                        (B) Less the amount of compensation payable to Metris Companies Inc. or its Subsidiaries under any applicable then-current compensation program for each Product,

                        (C) Less the amount of CPP US's average renewal marketing expense, calculated by taking average renewal marketing expense for each Product as a percentage of net renewal revenues over the six month period immediately preceding the sale, transfer, conveyance, assignment or delivery of the Credit Card Business or applicable portion thereof,

                        (D) Less the amount of claims expense incurred by CPP US, calculated by taking average claims expense for each Product as a percentage of net revenues over the six month period immediately preceding the sale, transfer, conveyance, assignment or delivery of the Credit Card Business or applicable portion thereof, applied to the renewing memberships for each Product,

                        (E) Less the amount of servicing expense expected to be incurred by CPP US, calculated by taking the average renewal servicing expense for each Product as a percentage of net renewal revenues for that Product over the six month period immediately preceding the sale, transfer, conveyance, assignment or delivery of the Credit Card Business or applicable portion thereof.

                        The Net Present Value shall be calculated using a discount rate equal to 15%.

                        Each party shall have the right (at its sole cost) to have an independent accountant review the determinations made pursuant to Sections 1.1(c)(ii)(A), (B), (C), (D) and (E) for the present value calculation for reasonableness. The independent accountant will have the authority to adjust the determinations to the level that the independent accountant deems reasonable, in which case the parties agree to recalculate compensation due under the formula based on such adjusted assumptions, subject to the dispute resolution procedures set forth herein. To the extent the parties disagree as to the independent accountant's adjustment of the assumptions, such dispute shall be resolved by final, binding and nonappealable arbitration through the American Arbitration Association or such other U.S. national commercial arbitration organization as the parties mutually agree on.

                (iii) Metris Companies Inc. shall not be obligated to make payments under this Section 1.1(c) in an aggregate amount that exceeds 30% of the Purchase Price.

                (iv) Results from implementation or use of credit policies, account management strategies or any other factor impacting the safety or soundness of CCB Buyer shall not subject Sellers or their Subsidiaries to claims under this Section 1.1(c).

                (v) Upon payment of any claim, CPP must continue to fulfill its obligations for the remainder of the current active memberships.

                (vi) For the avoidance of doubt, Metris Companies Inc.'s and its Subsidiaries' obligations under this Section 1.1(c) shall be triggered in the event of any sale, transfer, conveyance, assignment or delivery of all or any portion of the Credit Card Business whether in one transaction or in multiple or successive transactions, whether at one time or from time to time, provided that any such sale, transfer, conveyance, assignment or delivery only applies in the event that Metris Companies Inc. or its Subsidiaries are no longer the servicer of the credit card account, and it must occur within the five year period following the date of this Agreement.
                        The parties agree that payment relative to each such transaction shall be calculated and paid to CPP independently based on the terms and conditions of that sale, subject to the terms of this Section 1.1(c).

        1.2      Purchase Price.

         The purchase price for the Purchased Assets (the "Purchase Price") shall consist of (a) cash in the amount of forty five million United States Dollars ($45,000,000), and (b) CPP US' assumption of the Assumed Liabilities.

        1.3      Assumed and Excluded Liabilities

        (a)      (i)    Subject to the terms and conditions of this Agreement,
                        including Section 1.3(b), CPP US shall, and hereby does, assume, agree to perform and, when due, pay and discharge the obligations and liabilities of Sellers arising under the Assumed Contracts (excluding any liabilities set forth in clauses (A), (B), (C) or (D) of
                        Section 1.3(a)(ii), 1.3(a)(iii) and Section 1.3(b)), which arise on or after the Closing Date or are attributable to the period on or after the Closing Date
                        ("Assumed Liabilities").

                (ii) Except as set forth in Section 1.3(a)(i) above, Purchasers shall not assume, agree to perform or pay or discharge any liability or obligation of Sellers or their respective Affiliates. Notwithstanding the provisions of Section 1.3(a)(i), Purchasers shall not assume, agree to perform or pay or discharge:

                        (A) liabilities and obligations that are more than 60 days overdue or delinquent on the Closing Date and involve any increase in amounts due beyond the initial obligation;

                        (B) any liability or obligation to fund or refund member initiated refunds of membership fees paid prior to the Closing Date;

                        (C) liabilities or obligations arising under the Assumed Contracts, and which under GAAP should have been accrued or reserved for on a balance sheet as a liability or obligation, if and to the extent that the same were not accrued or reserved for on the face of the Most Recent Balance Sheet;

                        (D) subject to Section 10.4(e), liabilities or obligations arising out of any breach or default (including for this purpose any event which, with notice or lapse of time would constitute such a breach or default) by Sellers or their respective Affiliates of any provision of any Assumed Contract, including liabilities or obligations arising out of Sellers' or their respective Affiliates' failure to perform any agreement, contract, commitment or lease in accordance with its terms prior to the Closing; or

                        (E) liabilities and obligations, whenever due or payable, that are attributable to periods prior to the Closing Date and, that do not relate to the Business.

                (iii) For the avoidance of doubt, Purchasers shall not assume, and Sellers hereby retain, all liabilities or obligations with respect to (A) Retained Customer Contracts, until such time, if ever, as such Retained Customers Contracts become Purchased Customer Contracts,
                        (B) Retained Accounts Receivables, and (C) all Shared Contracts.

        (b) Purchasers shall not assume or pay and Sellers shall continue to be, and shall cause their respective Affiliates to continue to be, responsible for any debt, obligation or liability, of any kind or nature (fixed or contingent, known or unknown) of Sellers and their respective Affiliates whether or not relating to the Business, not expressly assumed by CPP US pursuant to Section 1.3(a) (the "Excluded Liabilities"). Without limiting the foregoing, Purchasers shall not assume any of the following obligations or liabilities of Sellers or their respective Affiliates:

                (i) any obligation or liability arising from any Claim, resulting from or relating to the conduct of the Business by Sellers or their respective Affiliates prior to the Closing Date, including, without limitation, any Claim pending as of the Closing Date notwithstanding the disclosure thereof in this Agreement or on the Most Recent Balance Sheet or the Schedules hereto, or any subsequent Claim arising out of or relating to such pending matters or any other event occurring prior to the Closing Date;

                (ii) any obligation or liability for any Taxes for any periods prior to or after the Closing Date whether or not relating to the Business, and notwithstanding the disclosure thereof on the Most Recent Balance Sheet or the Schedules attached hereto;

                (iii) any obligation or liability arising from any Claim, resulting from property damage, personal injuries (including death) or any other personal or pecuniary loss or damage caused by or related to products, materials or services invoiced, marketed, sold, performed or shipped by Sellers or their respective Affiliates or the Business prior to the Closing Date;

                (iv) any obligation or liability arising from product or service warranty or product or service liability claims, with respect to products, materials or services invoiced, sold, performed or shipped by Sellers or their respective Affiliates or the Business prior to the Closing Date; provided, that the obligation or liability does not arise from acts of commission or omission by Purchasers subsequent to the Closing;

                (v) any obligation or liability arising from the matters described in clauses (A), (B), (C) or (D) of Section 1.3(a)(ii) or Section 1.3(a)(iii);

                (vi) any obligation or liability arising from the failure by the Business, Sellers or their respective Affiliates to comply with applicable Law prior to the Closing Date;

                (vii) any obligation or liability (A) with respect to compensation, employee benefits or the Employee Benefit Plans of any nature owed to or in respect of any current or former employees, directors, agents or independent contractors of Sellers or any Affiliates or ERISA Affiliates (or the beneficiaries or dependents thereof), whether or not employed by Purchasers after the Closing, that either (I) arises out of or relates to the employment or service provider relationship between Sellers or their respective Affiliates or ERISA Affiliates and any such individuals or (II) arises out of or relates to events or conditions occurring before the Closing Date or, if later, the Employee Transfer Date (but subject to the terms and conditions of the Employee Leasing Agreement and the terms and conditions of Section 5.13(b)), or (B) arising under or out of or relating to any Employee Benefit Plan, including the operation or administration thereof;

                (viii) any other obligation or liability whatsoever (other than the liabilities expressly assumed by CPP US pursuant to
                        Section 1.3(a)), including any liability arising out of or relating to the ownership or operation of the Purchased Assets and the Business prior to the Closing Date (including any predecessor operations);

                (ix) any obligation or liability arising from the transactions contemplated by this Agreement or the Ancillary Agreements, including those (A) relating to the negotiation and preparation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and (B) incurred by Sellers or their respective Affiliates with respect to their legal counsel, accounting, brokerage and investment advisors fees and expenses;

                (x) any obligation or liability arising from or related to the Retained Assets or any business of Sellers or their respective Affiliates other than the Business;

                (xi) any obligation or liability that does not relate substantially to the Purchased Assets;

                (xii) any trade payable or accrued expenses for the Business for any periods prior to the Closing Date; or

                (xiii) notwithstanding anything in any contract, instrument (including consent or novation) or other agreement to the contrary, any obligation or liability with respect to the Leased Real Property including liabilities and obligations to any lessor of such Real Property, except as, and to the extent expressly set forth in the Sublease Agreements.

        (c) All obligations and claims of any nature pertaining to insurance policies, including Employment Practices Liability, Fiduciary and Directors' and Officers' Liability, relating to actions prior to the Closing Date, will constitute an Excluded
                Liability of Sellers and any Affiliates conducting the Business.

        1.4      Consent of Third Parties; Authorizations

        (a) Sellers and their respective Affiliates, as applicable, shall, and each of them hereby does, assign to CPP US, and, subject to Section 1.3(a)(ii) and (iii), CPP US shall, and hereby does assume, the Assumed Contracts and the Permits (other than the Nonassignable Permits, which the parties acknowledge may not be transferred) which are to be transferred to CPP US as provided in this Agreement. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to sell, convey, assign, sublease or transfer any Purchased Asset, including any Assumed Contract or Permit if an attempted sale, conveyance, assignment, sublease or transfer thereof, without the consent of another party thereto or an Authority would constitute a breach of, or in any way affect the rights of Sellers or Purchasers with respect to such Purchased Asset ("Nonassignable Items"). In order, however, to provide
                CPP US the full realization and value of every Contract and Permit of the character described in the immediately preceding sentence, Sellers and their respective Affiliates agree that on and after the Closing, they will, at the reasonable request and under the reasonable direction of Purchasers, in the name of Sellers and their respective Affiliates or otherwise as Purchasers shall specify, use commercially reasonable efforts to take all reasonable actions and use commercially reasonable efforts to do or cause to be done all such things as shall in the reasonable opinion of Purchasers or their counsel be necessary or proper to obtain and satisfy all consents, novations or waivers not obtained and to resolve all impracticalities of sale, conveyance, assignment, sublease or transfer necessary to convey to CPP US all Nonassignable Items (other than Nonassignable Permits) at the earliest practicable date. Notwithstanding the foregoing, neither Sellers nor any of their respective Affiliates shall be required to transfer to Purchasers any Contracts or Permits listed on Schedule 1.4(a) hereto which are necessary for Sellers or their respective Affiliates to perform their obligations under the Transition Services Agreement, until such time as such obligations terminate, at which time Sellers shall transfer to Purchasers such Contracts or Permits, subject to this Section 1.4. Notwithstanding the foregoing, in no event shall Sellers or any of their respective Affiliates be required to transfer any Nonassignable Contract, the assignment of which is restricted by state insurance or similar regulations ("Restricted Contracts"), to Purchasers unless and until Purchasers obtain the regulatory Permits under such regulations necessary to carry out the obligations under such Restricted Contract.

        (b)     (i)     In furtherance of the foregoing, from the Closing Date
                        until the date that any Contract designated as nonassignable or nontransferable on Schedule 3.19 (the
                        "Nonassignable Contracts") is assigned as provided in
                        Section 1.4(a) or (b)(ii) below, Sellers will hold or administer, as applicable, such Nonassignable Contract for the benefit of CPP US or an affiliate (as designated by Purchasers in writing). The parties agree that the terms of the Transition Services Agreement will govern the rights and obligations of the parties with respect to the Nonassignable Contracts pending transfer thereof to the Purchasers; provided, however, that subject to Purchasers' right to indemnification under Section 10.2, Sellers shall not be required to pay or commit to pay an amount to (or incur any obligation in favor of (by way of a guarantee or otherwise)) any Person in order to obtain any such consent or assume such Contract, other than (A) a nominal filing, application or similar cost or fee, (B) nominal amounts to cover processing and review by third parties of such consents, including de minimis amounts of attorneys' fees and (C) any amounts due and payable by Sellers pursuant to the terms of such Contract prior to or as of the Closing
                        Date; and

                (ii) Sellers shall promptly assign to CPP US or an affiliate (as designated by Purchasers in writing), and CPP US or such affiliate shall assume, each such Nonassignable Contracts (using documentation substantially equivalent to the documentation used to evidence the assignment and assumption of Nonassignable Contracts assigned at the Closing) as provided in the Transition Services Agreement.

                (iii) The parties acknowledge that the Nonassignable Permits cannot be transferred by Sellers to CPP US and that Purchasers shall pay all filing, registration and similar fees payable in order to obtain Permits necessary for CPP US to operate the Business from and after the Closing Date (the "Purchaser Permits"). After Closing, until Purchaser shall have obtained the Purchaser Permits, Sellers and their respective Affiliates shall (A) at their own cost and expense, continue to maintain the Nonassignable Permits in accordance with the Transition Services Agreement and
                        (B), take all reasonable actions and use commercially reasonable efforts to assist Purchasers in obtaining the Purchaser Permits necessary to operate the Business from and after the Closing Date and shall, in the case of this clause (B) pay its reasonable costs (other than out-of-pocket costs) incurred in connection therewith.

        (c) The employee records of any Designated Employee shall only be transferred to Purchasers when such Designated Employee becomes a Transferred Employee and then only to the extent permitted by Law.

        1.5      Retained Assets

         Sellers and their respective Affiliates shall not sell, transfer, convey or deliver to Purchasers, and Purchasers shall not purchase from Sellers or their respective Affiliates, the assets, properties, interests and rights of Sellers or their respective Affiliates set forth on Exhibit B hereto (the "Retained Assets").

                                   ARTICLE II

                                   DEFINITIONS

        2.1      General

         Each term defined in the first Article of this Agreement and in the Recitals shall have the meaning set forth below whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

        2.2      Definitions

         As used herein, the following terms shall have the meanings ascribed to them in this Section 2.2:

         Accounts Receivable. All trade accounts receivable and other rights to payment from customers and the full benefit of all security for such accounts or rights to payment, in each case to the extent relating to the Business.

         Adverse Effect. Any event, development, change, circumstance or state of facts that has resulted, or would reasonably be expected to result, individually or in the aggregate, in costs to the Business or Purchasers or an adverse impact on cash flows of the Business in excess of $500,000.

         Affected Members.  As defined in Section 1.1(c)(ii).

         Affiliate. Any Person that, directly or indirectly, through one or more intermediaries, is controlled by Metris Companies Inc. The term "controlled by", with respect to any such Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         Agreement. This Asset Purchase Agreement, together with all Exhibits and Schedules referred to herein, as amended, modified or supplemented from time to time in accordance with the terms hereof.

         Ancillary Agreements. (i) The Escrow Agreement, (ii) the Marketing Agreement with Direct Merchants Credit Card Bank, N.A., (iii) the Sublease Agreements, (iv) the Transition Services Agreement and (v) the Employee Leasing Agreement.

         Annual Financial Statements.  As defined in Section 3.2.

         Assumed Contracts. Contracts listed on Schedule 2.2 hereto; provided, that "Assumed Contracts" shall not include Contracts that are Retained Customer Contracts, unless and until such Contracts become Purchased Customer Contracts.

         Assumed Liabilities.  As defined in Section 1.3(a).

         Assumption Agreement. The assumption agreement, executed and delivered by CPP US to Sellers at the Closing, pursuant to which CPP US assumes specific liabilities of Sellers set forth in Section 1.3(a).

         Authority. Any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator or any public, private or industry regulatory authority, whether foreign, federal, state or local.

         Bankruptcy Proceeding.  As defined in Section 3.23.

         Business. The business of designing, marketing, selling and providing
(i) the products and services described in Attachments 3 through 11 of Schedule E to the Marketing Agreement, (ii) products and services substantially similar to those described in clause (i) above and (iii) enhancement or value-added products and services directly related to ServiceEdge(R).

         Business Day. Any day other than a Saturday, Sunday or a day on which banks are not open for business in Minneapolis, Minnesota or London, England.

         Cap. As defined in Section 10.3(b).

         Change of Control. The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the Metris Companies Inc.

         Claim. Any judicial, administrative, or arbitration suit, action, claim or proceeding (whether public or private) or any suit, action, litigation, complaint, claim or proceeding, by any Authority or Person, whether domestic or foreign and whether civil or criminal including any investigation or enforcement proceeding.

         Closing. As defined in Section 8.1.

         Closing Date.  As defined in Section 8.1.

         Code. Internal Revenue Code of 1986 and the regulations promulgated thereunder, as it may be amended from time to time.

         Contracts. All contracts, leases, subleases, arrangements, commitments and other agreements of Sellers or any Affiliates conducting the Business which relate substantially to, or have been used substantially in connection with, the Business or Purchased Assets, including, without limitation, all customer agreements, vendor agreements, purchase orders, installation and maintenance agreements, computer software licenses, hardware lease or rental agreements.

         CCB Buyer.  As defined in Section 1.1(c).

         CPP. As defined in the heading hereto.

         CPP US. As defined in the heading hereto, including as it is doing business after the Closing under its new name "CPP North America, LLC."

         Credit Card Business. Credit card customers of Metris Companies Inc. or its Subsidiaries that are not externally statused or thirty (30) or more days contractually delinquent on the FDR system.

         Designated Employees.  As defined in Section 5.10(a).

         Designated Purchaser. An affiliate of Purchasers selected by Purchasers to purchase and/or acquire any of the Purchased Assets.

         DMCCB. Direct Merchants Credit Card Bank, National Association.

         Employee Benefit Plan. Any (a) employee benefit plan within the meaning of Section 3(3) of ERISA which is or has been sponsored, maintained or contributed to by Sellers or any of their respective Affiliates or ERISA Affiliates, or (b) other bonus or other incentive compensation, deferred compensation, salary continuation, sick or disability pay, health, life, severance, change of control, stock award, stock option, stock purchase, stock appreciation rights, tuition assistance, vacation, vacation pay or other benefit plan or arrangement which is or has been sponsored, maintained or contributed to by Sellers or any of their respective Affiliates or ERISA Affiliates, or (c) employment, termination, retention, consulting or other compensation arrangement or agreement, in each case with respect to current or former employees, directors or consultants of or to Sellers or any Affiliate or ERISA Affiliate, and under which Sellers or any Affiliate or ERISA Affiliate could have any liability.

         Employee Leasing Agreement. The Employee Leasing Agreement providing for the lease of certain employees to CPP US, entered into as of the Closing Date between Sellers and Purchasers.

         Employee Offer Response Date.  As defined in Section 5.13(b).

         Employee Transfer Date.  As defined in Section 5.10(a).

         Equipment and Improvements. All installations, improvements, betterments, additions, stores, supplies, equipment, furniture, fixtures, office equipment, computers, computer terminals and printers, computer software, telephone systems, telecopiers and photocopiers, and other tangible personal property of every kind and description.

         ERISA. The Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the regulations promulgated thereunder.

         ERISA Affiliate. Any corporation, partnership or trade or business which is a member of a group that includes any of the Sellers or any of its Affiliates and is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

         Escrow Agent.  The escrow agent named in the Escrow Agreement.

         Escrow Agreement. The Escrow Agreement pursuant to which the Purchasers will contribute, from time to time in accordance with the terms of such agreement and the Transition Services Agreement, certain funds to be held in escrow by the Escrow Agent for purposes of securing any Purchaser Losses, entered into as of the Closing Date between Sellers, Purchasers and the Escrow Agent.

         Excluded Liabilities.  As defined in Section 1.3(b).

         Financial Statements.  As defined in Section 3.2.

         Fischl Settlement Agreement.  As defined in Section 10.2(h).

         GAAP. U.S. generally accepted accounting principles, as in effect from time to time.

         Indemnified Claim.  As defined in Section 10.6(c)(ii).

         Indemnified Party.  As defined in Section 10.6(a).

         Indemnifying Party.  As defined in Section 10.6(a).

         Indemnity Basket.  As defined in Section 10.3(a).

         Intellectual Property. (a) All inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith,
(e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists (but not including customer and supplier lists owned solely by Direct Merchants Credit Card Bank, N.A.), pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation and object and source codes), (g) all other proprietary rights, (h) all copies, whether in magnetic format or hard copy, and tangible embodiments thereof (in whatever form or medium) and (i) all rights of action arising therefrom, all claims by reason of infringement thereof, and the right to sue and collect damages for such infringement.

         Interim Financial Statements.  As defined in Section 3.2.

         Knowledge. All information that is actually known or, in the exercise of reasonable diligence in the normal course of their employment and/or assigned duties, should be known, by each of the following individuals: (i) the corporate officers (including without limitation any chief executive officer, chief financial officer, president, executive vice president and senior vice president, corporate secretary, corporate treasurer or corporate controller) and in-house legal counsel of Sellers' Affiliates conducting the Business or Sellers, and (ii) the following individuals: Mark Van Ert, Marilyn Larson, Bill Anderson, Jean Vernor, Kathy Tompt, Ross Ronnenberg, Greg Mazza, Bev Campbell, Margie Fuchs, Matt White and Stephanie Meyer.

         Law. Any law (including common law) statute, regulation, rule, ordinance, requirement, directive, restriction, order, decision, judgment, decree, announcement or other binding action or requirement of an Authority.

         Leased Real Property. The parcels of land more fully described on
Schedule 3.5 under the heading "Leased Real Property," together with all rights and privileges under such leases (hereinafter referred to collectively as the "Real Property Leases") to the real property subject to such leases, to the extent relating to the Business.

         Lien. Any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, covenant, right of way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or statute or law of any jurisdiction).

         Litigation Conditions.  As defined in Section 10.6(c)(i).

         Marketing Agreement. The Marketing Agreement to be entered into as of the Closing Date between CPP US and Sellers' Affiliate, DMCCB.

         Material Adverse Effect. Any event, development, change, circumstance or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the condition (financial or otherwise), results of operations, business, rights, prospects, properties or assets, or supplier, business partner, customer or employee relationships of Sellers (to the extent relating to the Business), the Business, the Purchased Assets or the Assumed Liabilities.

         Material Contracts.  As defined in Section 3.9.

         Members. Those credit card customers of DMCCB who have a contract and are not externally statused or more than thirty (30) days contractually delinquent on the FDR System as part of the Business.

         Most Recent Balance Sheet. The balance sheet of Sellers dated March 31, 2003.

         Most Recent Financial Statements Date.  As defined in Section 3.2.

         Multiemployer Plan. A "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any of the Sellers or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions.

         New York Order.  As defined in Section 10.2(h).

         Nonassignable Contracts.  As defined in Section 1.4(b).

         Nonassignable Items.  As defined in Section 1.4(a).

         Nonassignable Permits. Those Permits specifically identified as nonassignable and listed in Schedule 3.20.

         Non-Equitable Only Claim.  As defined in Section 10.6(c)(v).

         Order. Any decree, order, judgment, writ, award, injunction, stipulation or consent of or by an Authority.

         Ordinary Course of Business. The ordinary course of business of Sellers, in accordance with past custom and practice (including, without limitation, with respect to quantity and frequency).

         Permits. As defined in Section 3.20.

         Person. Any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, unincorporated entity or organization of any kind, Authority or other entity of any kind.

         Prime Rate. Means the rate per annum announced from time to time during the reference period by Bank of America, N.A., or, if Bank of America, N.A. ceases to exist, any major New York bank, as its United States prime, reference or base rate for commercial loans.

         Program. The promotional offer specific to the membership price, membership terms, and marketing channel for Products being solicited to selected customers of Metris Companies Inc. or its Subsidiaries.

         Product. A collection of features, benefits and services that are packaged and, as applicable, branded by CPP to solicit to selected customers of Metris Companies Inc. or its Subsidiaries.

         Purchase Price.  As defined in Section 1.2(a).

         Purchased Assets. The assets of the Business as described on Exhibit A.

         Purchased Accounts Receivable.  The following Accounts Receivable:

                  (i) the amount represented in the first billing transaction for all annual and multiple-year customer contracts, agreements, memberships or subscriptions with an enrollment date on or after the Closing Date;

                  (ii) the amount represented in the current billing transaction for all renewed annual and multiple-year customer contracts, agreements, memberships or subscriptions with a renewal date on or after the Closing Date; and

                  (iii) the amount represented in all billing transactions for monthly billed customer contracts, agreements, memberships or subscriptions where the billing date is on or after the Closing Date.

         Purchased Customer Contracts. (i) All customer contracts, agreements, memberships and subscriptions related to the Purchased Accounts Receivable and
(ii) all Contracts that constitute Retained Customer Contracts as of the Closing Date, if and to the extent such Contracts are renewed on or after the Closing Date.

         Purchasers. As defined in the heading hereto.

         Purchaser Indemnified Parties.  As defined in Section 10.2.

         Purchaser Losses.  As defined in Section 10.2.

         Purchaser Permits.  As defined in Section 1.4(b)(ii).

         Purchasers' Welfare Plans.  As defined in Section 5.10(c).

         Quantum Threshold.  As defined in Section 3.9.

         Real Property Leases. As defined in the definition of Leased Real Property.

         Real Property.  The Leased Real Property.

         Regulatory Contracts.  As defined in Section 3.13(c).

         Restricted Business. (i) The Business and (ii) the business of designing, marketing, selling and providing the products and services described in Classes 1 through 3 of Schedule D to the Marketing Agreement and products and services substantially similar thereto.

         Restricted Contracts.  As defined in Section 1.4(a).

         Retained Assets.  As defined in Section 1.5.

         Retained Accounts Receivable.  The following Accounts Receivable:

                  (i) the amount represented in the first billing transaction for all annual and multiple-year customer contracts, agreements, memberships or subscriptions with an enrollment date prior to the Closing Date;

                  (ii) the amount represented in the current billing transaction for all renewed annual and multiple-year customer contracts, agreements, memberships or subscriptions with a renewal date prior to the Closing Date; and

                  (iii) the amount represented in all billing transactions for monthly billed customer contracts, agreements, memberships or subscriptions where the billing date is prior to the Closing Date.

         Retained Customer Contracts. All customer contracts, agreements, memberships and subscriptions related to the Retained Accounts Receivable, unless and until such Contracts are renewed on or after the Closing Date, in which case such Contracts shall become Purchaser Customer Contracts as of the date of such renewal.

         Retained Names.  As defined in Section 9.4.

         Retention Bonus Plan.  As defined in Section 5.10(f).

         Sellers. As defined in the heading hereto. Seller Indemnified Parties. As defined in Section 10.4.

         Seller Losses.  As defined in Section 10.4.

         Sellers' DC Plans.  As defined in Section 5.10(e).

         Shared Contracts. Any Contract, including any service, sales, agency, distribution or other Contract, to which any Seller or any of their Affiliates is a party or is otherwise bound and which relates to or is necessary for the operation of (i) the Business and (ii) any other business conducted or proposed to be conducted by any such Seller or Affiliate. A complete list of material Shared Contracts is set forth on Schedule 3.9.

         Specialty Laws.   As defined in Section 3.13(a).

         Sublease Agreements. The Sublease Agreement relating to that certain property located at 10900 Wayzata Boulevard, Minnetonka, Minnesota 55305, and the Sublease Agreement relating to that certain property located at 10201 Centurion Parkway North, Jacksonville, Florida 32256, in each case entered into as of the Closing Date between Metris Direct, Inc. and CPP US.

         Subsidiary. A Subsidiary of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has the power to direct the policies, management and affairs thereof.

         Substantially. To the extent used in the phrase "relate substantially to" or "used substantially in connection with" the Business, "substantially" shall mean, that the relevant relationship to, or use in, as the case may be, the Business represents 90% or more of the total relationship to or use in, as the case may be, the businesses of Sellers and their respective Affiliates as a whole.

         Taxes. As defined in Section 3.18.

         Tax Returns. Any returns, declarations, reports, refund claims, information returns or statements relating to Taxes, together with any associated schedules, attachments or amendments.

         Third-Party Claim.  As defined in Section 10.6(a).

         Third-Party Notice.  As defined in Section 10.6(a).

         Transferred Employees.  As defined in Section 5.10(a).

         Transition Services Agreement. The Transition Services Agreement relating to (i) the provision by Sellers and MES Insurance Agency, LLC ("MES") to CPP US of certain services and (ii) the provision by CPP US to Sellers of certain services, in each case, for a transition period of up to 18 months (on the terms set forth therein) entered into as of the Closing Date between Sellers, MES and Purchasers.

         WARN Act. The Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss.ss. 2101-2109, as amended from time to time.

        2.3      Interpretation

         Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to "hereof," "herein," "hereby" and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); and (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of an Authority, Persons succeeding to the relevant functions of such Person).

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any Seller breaches any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Seller has not breached shall not detract from or mitigate the fact that such Seller is in breach of the first representation, warranty, or covenant. Subject to those exceptions and qualifications specifically listed and described (including an identification by section reference to the representations and warranties to which such exceptions and qualifications relate) on the disclosure schedule attached to this Agreement, and as an inducement to Purchasers to enter into and perform this Agreement, and in consideration of the covenants of Purchasers contained herein, Sellers represent and warrant to Purchasers (which representations and warranties shall survive the Closing (subject to Section 10.1)), as of the date hereof, as follows:

        3.1      Status of Sellers; Enforceability; Conflicts; Consents

        (a) Sellers and any Affiliates conducting the Business are corporations duly organized, validly existing and in good standing under the laws of the states set forth on Schedule 3.1(a). Each Seller and each Affiliate conducting the Business has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its name and to own, lease or otherwise hold its properties and assets (including the Purchased Assets) and to carry on its business (including the Business) as conducted as of the date of this Agreement except where the failure to possess any such governmental franchises, licenses, permits, authorizations and approvals would not have an Adverse Effect on Sellers or prevent Sellers from performing their obligations under, or transacting the business contemplated by, this Agreement. Sellers and any Affiliates conducting the Business are duly qualified and in good standing to do business in each jurisdiction listed on Schedule 3.1(a), which are the only jurisdictions in which the nature of the Business as presently conducted or the ownership, leasing or holding of the Purchased Assets as of the date hereof makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not have an Adverse Effect.
                Schedule 3.1(a) sets forth a list of each Affiliate of Sellers that is or has been engaged in the Business and a list of each jurisdiction in which Sellers and such Affiliates are conducting the Business or are qualified to do business. No shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any Person are included in the Purchased Assets.

        (b) Each Seller and each Affiliate conducting the Business has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which it is a party, and the performance by Sellers and each Affiliate conducting the Business of their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary action on the part of Sellers and each Affiliate conducting the Business.

        (c) This Agreement and the Ancillary Agreements to which Sellers are a party are binding upon, and enforceable against, each Seller and each Affiliate party thereto in accordance with their respective terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity (whether in a proceeding at law or in equity).

        (d) Except as set forth on Schedule 3.1(d), neither the execution or delivery of this Agreement or the Ancillary Agreements by Sellers and each Affiliate conducting the Business nor the performance by Sellers and each Affiliate conducting the Business of their respective obligations under this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby will (assuming the receipt of all consents and approvals referred to in Section 3.19) (i) conflict with or result in a breach of any of the terms or provisions of, or constitute (with or without the giving of notice or the lapse of time or both) a default, require any payment, or give rise to any right of termination, modification (including, in the case of leases, any change in the amount or nature of the rent), cancellation, maturation or acceleration or result in the creation or imposition of any Lien of any nature whatsoever upon any of the Purchased Assets, any contract, lease, license, franchise, permit, privacy policy, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which Sellers or any Affiliate conducting the Business are party or are bound, or (ii) violate or conflict with any Order or Law applicable to Sellers or any Affiliate conducting the Business or the property or assets of Sellers or any Affiliate conducting the Business (including, without limitation, the Purchased Assets) or the certificate of incorporation or bylaws of Sellers or any Affiliate conducting the Business.

        (e)     [Intentionally Omitted]

        (f) Except as disclosed on Schedule 3.1(f)or Schedule 3.19, all Contracts between any Seller or any Affiliate conducting the Business and a consumer may be transferred or assigned by the Sellers or any Affiliate party thereto without (a) obtaining
                (i) novation from or (ii) consent, authorization or approval of, or (b) delivery of any notice or other information to, any Person (including any such customer, supplier or member) or Authority.

        3.2      Financial Statements

         The books of account and related records of the Sellers for the Business heretofore provided to Purchaser in writing, fairly reflect in all material respects all transactions relating to the Business. Attached hereto as
Schedule 3.2 are true and correct copies of the unaudited statement of GAAP basis assets and liabilities, a non-deferred statement of income and a GAAP basis statement of income of the Business for the annual periods ended, and as of, December 31, 2002 and December 31, 2001 (the "Annual Financial Statements"). Also attached hereto as Schedule 3.2 is a copy of the unaudited statement of GAAP basis assets and liabilities, a non-deferred basis statement of income and a GAAP basis statement of income of the Business for the three-month period ended, and as of, March 31, 2003 (the "Most Recent Financial Statements Date") (the "Interim Financial Statements" and, together with the Annual Financial Statements, the "Financial Statements"). The Financial Statements are true and correct in all material respects and are in accordance with the books and records of the Sellers for the Business and in accordance with GAAP, and fairly present the assets and liabilities, revenues and expenses of the Business, as at the respective dates thereof, and the results of its operations for the periods covered thereby and include all material adjustments, necessary for a fair presentation (except for the following items: (i) the exclusion from the Financial Statements of a statement of cash flows and any footnotes to such Financial Statements; (ii) the inclusion in the Annual Financial Statements of intercompany interest income; (iii) the exclusion from the 2001 Annual Financial Statements of material adjustments made to accounts receivable, revenue, intercompany commissions payable and commissions expense which were made in the 2002 annual financial statements; (iv) the exclusion from the non-deferred statement of income of deferrals of costs and revenue required by GAAP; and (v) the Interim Financial Statements, which are subject to normal year-end audit adjustments). The contingency, tax and other reserves reflected on the Financial Statements are adequate, appropriate and reasonable. Except as disclosed on
Schedule 3.2 there are no direct costs, expenses, accruals, allocations, reserve adjustments or other charges directly allocable to the Business not shown on the Financial Statements.

        3.3      Undisclosed Liabilities

         On the Most Recent Financial Statements Date, neither Sellers nor any Affiliate conducting the Business had any debts, liabilities, Liens, claims, encumbrances or other obligations of any nature (whether accrued, absolute, contingent or otherwise) relating to the Business and of the type which should be reflected in balance sheets including the notes thereto prepared in accordance with GAAP consistently applied in accordance with the Financial Statements, which were not disclosed, reflected or reserved against on the Financial Statements or the Most Recent Balance Sheet. Except for liabilities which have been incurred since the Most Recent Financial Statements Date in the Ordinary Course of Business, since the Most Recent Balance Sheet Date neither Sellers nor any Affiliate conducting the Business have incurred any liability of any nature (whether accrued, absolute, contingent or otherwise) of the type which should be reflected in balance sheets including the notes thereto prepared in accordance with GAAP consistently applied in accordance with the Financial Statements.

        3.4     Title to Properties; Purchased Assets

        (a) Except as set forth on Schedule 3.4(a), Sellers and any Affiliate conducting the Business have, and hereby conveys to CPP US, good, valid and marketable title to all of the Purchased Assets free and clear of all Liens.

        (b) Schedule 3.4(b) contains a true, correct and complete schedule of all notes, bonds, mortgages, deeds of trust, collateral security documents, guarantees and other similar and related documents executed and/or delivered by Sellers or any Affiliate conducting the Business, or others in connection with any and all secured financings encumbering or otherwise affecting, directly or indirectly, all or any portion of the Purchased Assets.

        (c) Schedule 3.4(c) sets forth all future payment obligations relating to any software that is included in the Purchased Assets that would exceed $250,000.

        (d) Except as specifically disclosed on Schedule 3.4(d), Sellers have conducted the Business only through Sellers party to this Agreement and not through any other divisions or any direct or indirect subsidiary or Affiliate of Sellers.

        (e) Except as set forth on Schedule 3.4(e), all of the Purchased Assets and all of the books and records of the Business are located at the Leased Real Property.

        3.5     Real Property

         Schedule 3.5 contains true, correct and complete descriptions of each parcel of Real Property leased or occupied in connection with the Business (other than corporate overhead functions) by Sellers or any Affiliate conducting the Business. Neither the Sellers nor any Affiliate conducting the Business owns any real property in connection with the Business. All of the Real Property Leases are valid and in full force and effect and are legal, binding and enforceable obligations of the parties thereto, and there does not exist any breach or default or event that with notice or lapse of time, or both, would constitute a breach or default by Sellers or any Affiliate conducting the Business under any of the Real Property Leases, and to the Knowledge of Sellers, there does not exist any breach or default or event that with notice or lapse of time, or both, would constitute a breach or default by any other party under any of the Real Property Leases.

        3.6     Real Estate and Personal Property Taxes Assessments

        (a) All obligations of Sellers or any Affiliate conducting the Business with respect to real estate Taxes and personal property Taxes and assessments due and payable with respect to the Purchased Assets have been paid to the applicable landlord.

        (b) Neither Sellers nor any Affiliate conducting the Business has received any notice of any special Tax assessment affecting any property owned or leased by it, and, to Sellers' Knowledge, no such assessments are pending or threatened.

        3.7     Inventory

         Sellers and any Affiliate conducting the Business own no inventory relating to the Business other than as described on the Most Recent Balance Sheet.

        3.8     [Intentionally Omitted]

        3.9     Contracts

        Schedule 3.9 sets forth a complete and accurate list of:

        (a)     each Contract (i) which satisfies the Quantum Threshold, and
                (ii) between any Seller or any Affiliate conducting the Business and any sales representatives or selling agents used or retained in connection with the Business, or pursuant to which any Seller or any Affiliate conducting the Business sells or distributes products or services, in each case described in this subsection (ii) regardless of the size or term or such licenses, contracts, agreements, commitments and undertakings,

        (b) each Contract that is, contains or constitutes a conditional sale or other title retention agreement, equipment obligation, or lease purchase agreement relating to any of the Purchased Assets and that satisfies the Quantum Threshold,

        (c) each Contract that is, contains or constitutes a power of attorney given by any Seller or any Affiliate conducting the Business to any Person, firm or corporation or otherwise relating to the Business or the Purchased Assets,

        (d) each Contract that is, contains or constitutes a non-competition, exclusivity, restrictive covenant or other agreement that restricts any Seller or any Affiliate conducting the Business or any other entity from conducting the Business anywhere in the world,

        (e) each Contract presently in effect, whether or not fully performed, between any Seller or any Affiliate conducting the Business and any Designated Employee or consultant retained or employed in connection with the Business,

        (f) each Contract that is, contains or constitutes a contract relating to the Business with the business partners of Sellers or any Affiliates conducting the Business and that satisfies the Quantum Threshold,

        (g) each Contract that is, contains or constitutes a contract relating to insurance or warranty (including extended warranty) products, including brokerage contracts,

        (h) each Contract that is, contains or constitutes an outsourcing agreement, including telemarketing agreements,

        (i) each Contract that is, contains or constitutes a license relating to any Intellectual Property, including, without limitation, any software license, and

        (j) any other Contract which is material to the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of the Business or any Program (as defined in the Marketing Agreement) offering, taken as a whole.

                (the Contracts described in clauses (a) through (j) above being collectively referred to herein as the "Material Contracts").

                For purposes of this Section 3.9, "Quantum Threshold" means that the Contract involves consideration in excess of $500,000 during any 12 month period or that it is integral to the operation of the Business. Except as provided in the final sentence of this paragraph, true and complete copies of all Material Contracts (or, where appropriate with respect to subsection (g) above, forms thereof) have been made available to Purchasers or their counsel; provided however, that Sellers have not provided copies of any mass marketing license used in a mass marketing transaction. Identified on Schedule 3.9 with
                (i) an asterisk (*) are those Material Contracts which (a) contain a restriction or prohibition on assignment, (b) provide for any event described in Section 3.1(c) or (c) otherwise give rise to a payment or other obligation (including any requirement to obtain a consent or novation), of or from any Sellers or any Affiliate conducting the Business or Purchasers as a result of the transactions contemplated by this Agreement and (ii) a pound sign (#) are those Material Contracts that constitute Shared Contracts. All Material Contracts are valid and binding upon each Seller or Affiliate conducting the Business party thereto and to each Seller's and Affiliate's Knowledge, the other parties thereto except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally. There is no default or event that with notice or lapse of time, or both, would constitute a default by Sellers or such Affiliates conducting the Business under any Material Contracts, and to the Knowledge of Sellers and such Affiliates, there is no default or event that with notice or lapse of time, or both, would constitute a default by any other party under any Material Contracts. Sellers and such Affiliates have not received notice that any party to any Material Contracts intends to cancel or terminate any of such agreements or to exercise or not exercise any options under any of such agreements. Neither Sellers nor any Affiliate conducting the Business knows of any written communication to the effect that any current client or marketing partner of the Business for the immediately preceding 12-month period or any current supplier to Sellers or any Affiliate conducting the Business, material to the Business, in each case, the loss of which would likely have a Material Adverse Effect, will terminate or materially and adversely modify its business relationship with Sellers, any Affiliate or the Business. The Shared Contracts that have not been provided or made available to Purchasers may not be disclosed to Purchasers prior to Closing on account of the existence of confidentiality provisions expressly restricting Sellers' disclosure thereof to Purchasers; provided that disclosure thereafter will be governed by
                Section 9.2(c).

        3.10    Intellectual Property

         Schedule 3.10 contains a true and complete list and brief description of all patents, trademarks, service marks, trade names, domain names and copyrights (whether or not such trademarks, service marks, trade names, domain names and copyrights are registered), and all pending applications therefor owned by Sellers or any Affiliate conducting the Business or in which Sellers or any Affiliate of Sellers have any rights or licenses, in each case that relates to the Business or Purchased Assets. Except as set forth on Schedule 3.10, no other patents, trademarks, service marks, trade names, domain names or copyrights or any other Intellectual Property of the type described in Paragraph
(b) of Exhibit A are necessary for the conduct of the Business in substantially the same manner as operated by Sellers or any Affiliate conducting the Business prior to the Closing. None of the Retained Intellectual Property listed on Schedule B(1) is necessary for, or material to, the conduct of the Business in substantially the same manner as operated by Sellers or any Affiliate conducting the Business prior to Closing. To Sellers' Knowledge, except as indicated on
Schedule 3.10, there is no infringement or alleged infringement by any Person of any Intellectual Property included in the Purchased Assets. To Sellers' Knowledge, no Seller or any Affiliate conducting the Business has infringed and is now infringing on, any Intellectual Property right belonging to any other Person. None of the Intellectual Property is used pursuant to a license from a third party or licensed to a third party except as indicated in Schedule 3.10. All of the Intellectual Property listed in Schedule 3.10 are in full force and effect and are held of record in the applicable Sellers' name. Except as set forth in Schedule 3.10, there is no agreement to which any Sellers or any Affiliate conducting the Business is a party or to which such Sellers or any Affiliate conducting the Business are legally bound and there is no restriction or Lien materially and adversely affecting the use by Sellers or any Affiliate conducting the Business and, after Closing, the use by Purchasers, of any of the Intellectual Property included in the Purchased Assets, and neither Seller nor any Affiliate conducting the Business, nor any other party is in breach of or default under any such agreement, and each such agreement is now and following its transfer to Purchasers after the Closing shall be valid and in full force and effect. Except as set forth in Schedule 3.10, (i) there is no pending or, to the Knowledge of Sellers, threatened reexamination of or pending or threatened Claim with respect to any of the Intellectual Property, (ii) no order, holding, decision or judgment has been rendered by any Authority, and no agreement, consent or stipulation exists to which Sellers or any Affiliate of Seller is a party or of which Sellers have Knowledge, which would prevent Sellers, their respective Affiliates or Purchasers from using any of the Intellectual Property, and (iii) there is no pending or, to the Knowledge of Sellers, threatened objection or claim being asserted against Sellers or any of their Affiliates in any administrative or judicial proceeding or by any person with respect to the ownership, validity, enforceability or use of any of the Intellectual Property or challenging or questioning the validity or effectiveness of any such ownership or license. Except as otherwise disclosed on Schedule 3.10, if Purchasers operate the Business after the Closing in the same manner as Sellers and their respective Affiliates operated the Business before the Closing, Purchasers will not be required to pay any royalties or other fees to third parties or be subject to any other obligations or restrictions on or for the use of Intellectual Property or other know-how related to the Business. To Sellers' Knowledge, the Business does not involve employment of any Person in a manner which violates any non-competition or non-disclosure agreement which such Person entered into in connection with any former employment. No Person has executed or entered into an employee nondisclosure and inventions agreement that relates to the Business. All Intellectual Property or rights thereto, owned or held, directly or indirectly, by any officer, director, shareholder, employee or any Affiliate of Sellers and relating to the Business have been, or prior to the Closing Date will have been, duly effectively transferred to Sellers, and will be transferred to Purchasers at Closing.

        3.11    Required Assets; Sufficiency of Assets

         Except as set forth in Schedule 3.11 and except for the Nonassignable Permits, there are no material assets, properties, rights or interests used or required by Sellers or any of their respective Affiliates in the conduct of the Business as presently conducted by Sellers or any of their respective Affiliates that are not either owned by Sellers or their respective Affiliates or licensed or leased to Sellers or their respective Affiliates and, in each case conveyed to CPP US under this Agreement, other than insurance policies concerning the Purchased Assets and the Business and assets required to provide services for the Business described in the schedules to the Transition Services Agreement. The Purchased Assets constitute all of the assets, goodwill, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, necessary to conduct the Business in substantially the same manner as presently conducted by Sellers or any of their respective Affiliates other than as noted in this Section 3.11.

        3.12    Personnel Identification and Compensation

         Schedule 3.12 contains a true and complete list of the names, titles and compensation of all Designated Employees listed on Schedule 5.10 whose annual salary from Sellers or their respective Affiliates exceeded $75,000.00 during 2002. There are no material controversies, including strikes, disputes, slowdowns or work stoppages, pending, or to the best of Sellers' Knowledge, threatened which involve any employees employed in connection with the Business. Neither Sellers nor any Affiliate conducting the Business has experienced any material labor difficulties, including, without limitation, strikes, slowdowns, or work stoppages, within the five-year period preceding the date hereof. Neither Sellers nor any Affiliate conducting the Business is a party to any collective bargaining or union contract, and to the best of Sellers' Knowledge, there exists no current union organizational effort with respect to any of the Sellers' or their respective Affiliates' employees employed in connection with the Business.

        3.13    Compliance with Laws and Orders; Regulated Entity

        (a) Sellers' and their respective Affiliates' operation of the Business and ownership or lease of the Purchased Assets have been (except for business practices specifically described on Schedule 3.13(a) that were conducted prior to October 18, 2002), and are in compliance in all material respects with all applicable Laws, Permits and Orders of any Authority (including, without limitation, to the extent the following Laws are applicable, Laws relating to consumer protection, credit or deceptive trade practices, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, all federal regulatory rules and regulations promulgated pursuant to these laws, all federal, state and local privacy laws, rules and regulations, all applicable state laws and regulations relating to use of credit reports, privacy, use and disclosure of personal information or consumer data, marketing (including telemarketing and Internet marketing of products and services), credit card charging and electronic processing of transactions, and the offering of insurance products (collectively "Specialty Laws") and similar applicable laws, codes and regulations). Except as set forth on
                Schedule 3.13(a), no notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and to Seller's Knowledge, no investigation or review is pending or threatened, by any Authority or other entity with respect to any alleged (i) violation by Sellers or any Affiliate relating to the Business of any Law or Order of any Authority including Specialty Laws); or (ii) failure in any material respect by Sellers or any Affiliate to have any Permit required in connection with the conduct of the Business or otherwise applicable to the Business (including the Purchased Assets). Except as may be otherwise disclosed on Schedule 3.13(a), Sellers and their respective Affiliates have no Knowledge of
                (i) any claims arising under, or violations of, any such Law or Order, (ii) any proceeding pending or threatened which is reasonably likely to materially and adversely affect Sellers' or any Affiliates' right to operate the Business, own, lease, operate, use or the Purchased Assets or (iii) any event or circumstance reasonably likely to materially and adversely affect any Order currently in effect with respect to the Business or the Purchased Assets. Sellers and their respective Affiliates have complied with and satisfied all conditions set forth in the New York Order and the Fischl Settlement
                Agreement, subject to Purchasers' obligations set forth in
                Section 5.14.

        (b)     [Intentionally Omitted]

        (c) Schedule 3.13(c) lists all (i) Material Contracts and (ii) other Contracts, listed categorically, in each case that are subject to regulation by state insurance Authorities between Sellers or any Affiliate conducting the Business and one or more third parties ("Regulatory Contracts") and Sellers have provided Purchasers with a copy of each such Regulatory Contract listed on such Schedule (or, in the case of Contracts described in (ii) above, a form Contract from each category that accurately represents the material terms of each Contract in the particular category). Sellers and any Affiliate conducting the Business are in compliance in all material respects with all of the provisions of the Regulatory Contracts, including their obligations thereunder and representations and warranties made therein.

        (d) Except as disclosed on Schedule 3.13(d), Sellers and any Affiliate conducting the Business have not been subject to any regulatory proceeding, investigation, civil action, arbitration proceeding, or other proceeding by the Department of Justice, Federal Trade Commission, any other federal agency, any applicable state agency or person alleging a violation of any applicable Laws, including Specialty Laws.

        (e) Sellers and any Affiliates conducting the Business have not engaged in any activities and do not engage in any activities and are not obligated to engage in any activities, in each case with respect to the Business, that would cause any Sellers or any Affiliates conducting the Business to be a consumer reporting agency under the applicable Laws.

        (f) Sellers have provided to Purchasers or their counsel a true and correct copy of Sellers' privacy statement sent to purchasers of products of the Business as the same are in effect as of the date hereof.

        (g) Except as disclosed on Schedule 3.13(g), neither Sellers nor any Affiliate conducting the Business is, or is deemed to be, insurance companies or providers of insurance in any manner whatsoever as a result of the conduct of the Business. Each Seller and each Affiliate conducting the Business is in compliance with, and has submitted all necessary filings and obtained all necessary approvals under all applicable federal, state and local Laws regarding provision or sale of insurance or warranty product.

        3.14    Products and Services

        (a)     [Intentionally Omitted]

        (b) Warranties; Cancellation and Refund. Complete and correct copies of the standard terms and conditions for each of the products or services of the Business (containing applicable guaranty, warranty, cancellation and refund and indemnity provisions and policies) are set forth on Schedule 3.14; provided that Schedule
                3.14 does not include copies of different versions of the terms and conditions for such products or services which do not deviate in any material respect from those included on the Schedule. Except as required by applicable Law or as set forth on Schedule 3.14, no product or service marketed, sold or delivered by, or services rendered by or on behalf of Sellers or any of their respective Affiliates in connection with the Business is subject to any guaranty, warranty, cancellation or refund right, indemnity, express or implied, beyond such standard terms and conditions. Schedule 3.14 sets forth a complete and correct list of all Contracts or, where appropriate, categories thereof, pursuant to which any purchaser may obtain a refund or cancel services of the Business.

        (c)     [Intentionally Omitted]

        (d) Chargebacks Etc. Except as set forth on Schedule 3.14(d), each Seller and each Affiliate conducting the Business is in compliance with all credit card charging policies applicable to it or the Business under the Contracts and neither any Seller, Affiliate nor the Business is subject to any penalty or fine in respect of chargebacks or denials except as reflected in the Financial Statement's Most Recent Balance Sheet. Attached as Schedule 3.14(d) is a description of the credit transaction charge back and denial history of the Business for the twelve (12) month period ended May 31, 2003.

        3.15    Absence of Questionable Payments

         Neither Sellers nor any of their respective Affiliates conducting the Business, nor any of their respective directors, officers, agents, shareholders, employees or other persons acting on their behalf, in connection with the Business, have directly or indirectly offered, paid or promised to pay, or authorized the payment or made expenditures of, any money or other thing of value (including any contribution, payment, fee, gift, sample, travel expense, or entertainment) to:

        (a) any person who is an official, officer, agent employee or representative of any governmental body or of any existing or prospective customer (whether government owned or nongovernment owned);

        (b)     any political party or official thereof;

        (c)     any candidate for political office; or

        (d) any Person (excluding, in the case of this clause (d), any such contribution, payment, fee, gift, sample, travel expense, or entertainment with a value not in excess of one hundred dollars ($100.00) to any individual in any year);

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, Person or any entity affiliated with such customer, political party or official or political office. In operating the Business, neither Sellers nor their respective Affiliates conducting the Business, nor any of their respective directors, officers, agents, employee or other persons acting on their behalf, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

        3.16    Litigation

         Except as set forth in Schedule 3.16, there are no suits, actions, arbitrations, and legal, administrative and other proceedings and governmental investigations, including, without limitation, any Claims, pending or, to Sellers' Knowledge, threatened, against Sellers or any Affiliate, in each case relating to or affecting the Business (a) involving $25,000 or more in dispute
(b) seeking any form of non-monetary remedy, including injunctive relief, or (c) if determined adversely to any Seller or any Affiliate conducting the Business, could result in the expenditure or recovery of $25,000 or more by such Sellers or any Affiliate conducting the Business in connection therewith, (d) questioning or affecting the validity of this Agreement or the Ancillary Agreements or the enforceability thereof against Sellers, consummation by Sellers and their respective Affiliates of the transactions contemplated hereby or thereby, or compliance by Sellers and their respective Affiliates with the terms hereof or thereof. Except as disclosed in Schedule 3.16 hereto, there are currently no outstanding judgments, decrees or orders of any court or Authority against Sellers or any Affiliate of Sellers, relating to or arising out of the conduct of the Business or the ownership, condition or operation of the Business or the Purchased Assets or Sellers' or any Affiliates' rights thereto, or questioning or affecting the validity of this Agreement or the Ancillary Agreements or the enforceability thereof against Sellers, consummation by Sellers and their respective Affiliates of the transactions contemplated hereby or thereby, or compliance by Sellers with the terms hereof or thereof. Except as set forth on Schedule 3.16, neither Sellers nor any Affiliate conducting the Business is presently engaged in any legal action to recover material moneys due to it or material damages sustained by it in connection with the Business. Set forth on Schedule 3.16 is a description of (i) all litigation, actions, suits, material claims and proceedings and, to Sellers' Knowledge, investigations (other than immaterial customer complaints being evaluated by the Business' customer care group), including any material Claims, asserted, brought or threatened against Sellers or any Affiliate conducting the Business or predecessors-in-interest in respect of the Business, together with a description of the outcome or present status thereof, and (ii) all judgments, orders, decrees, writs or injunctions entered into by or against any Seller or any Affiliate with respect to the Business, in each case during the three-year period preceding the date hereof.

        3.17    Employee Benefit Plans

        (a) Schedule 3.17 contains a true and complete list of all Employee Benefit Plans that cover or benefit Designated Employees or any dependent or beneficiary thereof. A true and complete copy of each such Employee Benefit Plan and (to the extent applicable) a copy of each such Employee Benefit Plan's current summary plan description has been furnished or made available to Purchasers.

        (b) There are no Multiemployer Plans and no Employee Benefit Plan is subject to Title IV of ERISA.

        (c)     Except as may be triggered by Sellers' obligations under
                Section 5.10(e), neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will (either alone or in combination with any other event) result in any (i) increased amount of compensation due any Designated Employee, including without limitation, any severance payment or benefit; (ii) increase any benefits otherwise payable under any Employee Benefit Plan to any Designated Employee, or (iii) result in the acceleration of the time of payment or vesting of any such benefits, whether or not such payment, acceleration, or vesting would constitute a "parachute payment" (within the meaning of Section 280G of the Code).

        3.18    Tax Matters

        (a) The term "Taxes" means all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, unemployment, excise, goods and services, severance, stamp, occupation, premium, property, assessments, or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or additional amounts incurred or accrued under applicable federal, state, local or foreign tax law or assessed, charged or imposed by any Authority, domestic or foreign; provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged. For the purposes of this Section 3.18, Sellers shall be deemed to include any predecessor to Sellers, and any Person with respect to which Sellers incur a liability for Taxes as transferee, by contract, under Treasury regulation Section 1.1502-6, or otherwise.

        (b) Sellers have duly and timely filed all material Tax Returns required to be filed in connection with the Business. All such returns are correct and complete in all material respects. All Taxes shown as due and payable on such returns have been paid, and there is no current liability for any Taxes due and payable in connection with any such returns. There are no Liens for Taxes upon any of the Purchased Assets.

        (c) Sellers have: (i) withheld all required amounts from their employees, agents, independent contractors and nonresident payees and remitted such amounts to the proper Authorities;
                (ii) paid all employer contributions and premiums required to be remitted to the proper Authorities; and (iii) filed all Tax Returns with respect to withholding Taxes, and social security and unemployment Taxes and premiums, in each case as relates to the Business.

        3.19    Consents

         Except as disclosed on Schedule 3.19, no consent, approval, license, Permit, Order or authorization of, or registration, declaration or filing with, any Authority or any other Person is required to be obtained or made by any Sellers or any of their respective Affiliates in connection with (a) the execution and delivery of this Agreement or any Ancillary Agreement to which such Seller or Affiliate is a party, the performance by any Seller or Affiliate of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or (b) the transfer of the Contracts and the Permits (other than the Nonassignable Permits, which the parties acknowledge cannot be transferred) other than consents which have been obtained and disclosed on Schedule 3.19.

        3.20    Licenses and Permits

         Sellers and any Affiliates conducting the Business possess and are in compliance with all Permits required by any Authority including, without limitation, insurance authorities and other similar boards and organizations in order for Sellers and their respective Affiliates to operate the Business and own, lease or otherwise hold the Purchased Assets under all applicable Laws and Orders, except where failure to comply would not have an Adverse Effect.
Schedule 3.20 contains a true, correct and complete list of all qualifications, registrations, filings, privileges, franchises, immunities, licenses, permits, authorizations, variances, waivers, consents and approvals of Authorities which are used or required in order for Sellers or their respective Affiliates to own and/or operate the Business, including, without limitation, all certificates of occupancy and certificates, licenses and permits relating to building (collectively, the "Permits") except where the failure of Sellers or any Affiliates conducing the Business to so possess such Permits would not have an Adverse Effect on Sellers, any Affiliate conducting the Business or the Business. Except as set forth on Schedule 3.20, each Permit is in good standing, valid and subsisting, and in full force and effect in accordance with its terms.
Schedule 3.20 sets forth and specifically identifies those Permits that, under applicable law or the terms of the Permit, may not be assigned or transferred (the "Nonassignable Permits"). Sellers or their Affiliates conducting the Business have received no notice, citation, summons or order with respect to any failure by Sellers or such Affiliates to have any Permit required to operate the Business, own or lease the Purchased Assets, or assume or discharge the Assumed Liabilities. Except as set forth on Schedule 3.20 all Permits of Sellers or their respective Affiliates relating to the operation of the Business, the ownership or leasing of the Purchased Assets, or the performance of the Assumed Liabilities are in full force and effect and good standing, and there are no proceedings pending or, to Sellers' Knowledge, threatened that seek the revocation, cancellation, suspension or any adverse modification of any such Permits presently possessed by Sellers or any Affiliates conducting the Business. Sellers and any Affiliates conducting the Business are in compliance in all material respects with all obligations under any Permit. On the Closing Date, the Permits shall be in full force and effect.

        3.21    Insurance

         Schedule 3.21 contains a list of the insurance policies (including, without limitation, excess loss insurance policies for Business programs for sale to consumers), other than policies related to employee benefits or director and officer liability, that Sellers and any Affiliates conducting the Business currently maintain with respect to the Business and the assets, properties and employees of the Business, in each case as of the date hereof, including the Purchased Assets, each of which is in full force and effect and a complete and correct copy of each such policy that relates specifically to the Business has been delivered to Purchasers. All insurance premiums currently due with respect to such policies have been paid and Sellers and any Affiliates conducting the Business are not otherwise in default with respect to any such policy. Except as set forth on Schedule 3.21, neither Sellers nor any Affiliates conducting the Business has received notice of cancellation or non-renewal of any such policy.

3.22     Conduct of Business

         Except as set forth on Schedule 3.22, since March 31, 2003:

        (a) Sellers and their respective Affiliates conducting the Business have conducted the Business only in the Ordinary Course of Business;

        (b) except for assets not exceeding $25,000 in value and supplies purchased, sold or otherwise disposed of in the Ordinary Course of Business, neither Sellers nor any Affiliate conducting the Business has purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any properties or assets of the Business;

        (c) neither Sellers nor any Affiliates conducting the Business has sustained or incurred any loss or damage (whether or not insured against) on account of fire, flood, accident or other similar calamity with respect to the Business;

        (d) neither Sellers nor any Affiliates conducting the Business has increased the compensation of any employee, officer, director or consultant of the Business other than in the Ordinary Course of Business consistent with past practice and has not granted any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant of the Business;

        (e) neither Sellers nor any Affiliates conducting the Business has adopted, increased, terminated, amended or otherwise modified any plan of the Business for the benefit of any employees other than in the Ordinary Course of Business consistent with past practice;

        (f)     there has been no Material Adverse Effect;

        (g) neither Sellers nor any Affiliates conducting the Business has changed any accounting methods or practices of the Business (including, without limitation, any change in depreciation or amortization policies or rates);

        (h) neither Sellers nor any Affiliate conducting the Business has agreed to take any of the actions described in paragraphs (b),
                (d), (e), or (g) above;

        (i)     [Intentionally Omitted]

        (j) there has not been any alteration in any material respect of the customary practices with respect to the collection of accounts receivable of the Business or payment of accounts payable of the Business or the provision of discounts, rebates or allowances, including any change or alteration that may result from the transactions contemplated by this Agreement;

        (k)     [Intentionally Omitted]

        (l) there has not been any material modification, amendment or termination of any, or the entering into of any new, Material Contract to which Sellers or any Affiliate conducting the Business is a party or by which it is bound or any cancellation, modification or waiver of any material debts or claims held by Sellers (including any such debts or claims of any Affiliates of Sellers conducting the Business) or any waiver of any other rights of Sellers or any Affiliate conducting the Business, in each case in respect of any Purchased Asset or Assumed Liability, or otherwise related to the Business;

        (m) there has not been any disposition of or failure to keep in effect any rights in, to or for the use of any of the Intellectual Property included in the Purchased Assets;

        (n) there has not been any sale, transfer or other disposition of any assets, properties or rights of the Business, except sales in the Ordinary Course of Business;

        (o) there has not been any change or modification of the existing credit, collection and payment policies, procedures and practices of the Business with respect to receivables or payables;

        (p) there has not been any transaction, agreement or event relating to the Business outside the Ordinary Course of Business, including but not limited to any agreement by Sellers or any Affiliate to compensate any Designated Employee in any manner upon or with respect to the consummation of the transactions contemplated at Closing; or

        (q) there has not been any agreement, whether in writing or otherwise, to take any action described in this Section 3.22.

        3.23    No Bankruptcy Proceedings

         There is no Bankruptcy Proceeding pending against any Sellers or any of their respective Subsidiaries, and to the best Knowledge of the Sellers, no other Person has threatened to commence any such Bankruptcy Proceeding against any Sellers, any of their respective Subsidiaries or the Business. Neither Sellers nor any of their respective Subsidiaries are insolvent, and Sellers and their respective Subsidiaries have no reason to believe that any Seller or any of their respective Subsidiaries may become insolvent in the Ordinary Course of Business. For purpose of this Section 3.23, a "Bankruptcy Proceeding" shall mean and include any action, suit or judicial or administrative proceeding under any applicable bankruptcy or insolvency law, including, but not limited to, any such action, suit or judicial or administrative proceeding: (i) involving the filing of a voluntary or involuntary bankruptcy petition, or petition for relief from claims of creditors, with respect to the Business, (ii) in which it is alleged that any Sellers or any of their respective Subsidiaries are insolvent; or (iii) seeking the liquidation of any Sellers or any of their respective Subsidiaries, the appointment of a receiver or trustee over all or substantially all of the assets of any Seller or any Subsidiaries, or the composition or assignment of all or a substantial portion of the assets of any Seller or any Subsidiaries for the benefit of any creditors. For purposes of this Section 3.23, Sellers or their respective Subsidiaries shall be "insolvent" if they are generally not paying, or are unable or lack the means to pay, their debts as they become due in the Ordinary Course of Business.

        3.24    No Other Representations and Warranties

         Except for the representations and warranties contained in this Agreement, Sellers make no other representations and warranties as to any fact or matter, and no party shall be entitled to rely upon any such other representation or warranty.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS

         The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any Purchaser breaches any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Purchaser has not breached shall not detract from or mitigate the fact that such Purchaser is in breach of the first representation, warranty, or covenant. Subject to those exceptions and qualifications specifically listed and described (including an identification by section reference to the representations and warranties to which such exceptions and qualifications relate) on the disclosure schedule attached to this Agreement, and as an inducement to Sellers to enter into and perform this Agreement, and in consideration of the covenants of Sellers contained herein, Purchasers represent and warrant to Sellers (which representations and warranties shall survive the Closing (subject to Section 10.1)), as of the date hereof, as follows:

        4.1     Status of Purchasers

         CPP is a private limited liability company, duly incorporated and registered under the laws of England and Wales. CPP US is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Each Purchaser has the full limited liability company power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its name and to own, lease or otherwise hold its properties and assets and to carry on its business as conducted as of the date of this Agreement, except where the failure to possess any such franchise, license, permit, authorization or approval would not have an Adverse Effect on Purchasers or prevent Purchasers from performing their obligations under, or transacting the business contemplated by, this Agreement.

        4.2     Authority of Purchasers

         Each Purchaser has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Neither the execution or delivery of this Agreement or the Ancillary Agreements by Purchasers nor the performance by Purchasers of their obligations hereby or thereby will conflict with or result in a breach of any of the terms or provisions of, or constitute (with or without the giving of notice or the lapse of time or both) a default under, any contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which Purchasers are a party or are bound or violate, the certificate of formation, operating agreement or other applicable constituent document of Purchasers or any Law or Order applicable to Purchasers.

        4.3     Due Authorization

         The execution and delivery by each Purchaser of this Agreement and the Ancillary Agreements to which it is a party, and the performance by Purchasers of their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary action on the part of Purchasers.

        4.4     Enforceability

         This Agreement and the Ancillary Agreements to which Purchasers are a party are binding upon, and enforceable against, each Purchaser in accordance with their respective terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by principles of equity (whether in a proceeding at law or in equity).

        4.5     Consents

         Except as set forth on Schedule 4.5, no consent, approval, license, Permit, Order or authorization of, or registration, declaration or filing with, any Authority or any other Person, domestic or foreign, is required to be obtained or made by any Purchaser in connection with its execution and delivery of this Agreement and the Ancillary Agreement, or the performance of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.

        4.6     [Intentionally Omitted]

        4.7     No Other Representations and Warranties

         Except for the representations and warranties contained in this Agreement, Purchasers make no other representations and warranties as to any fact or matter, and no party shall be entitled to rely upon any such other representation or warranty.

                                   ARTICLE V

                                   COVENANTS

        5.1     [Intentionally Omitted]

        5.2     [Intentionally Omitted]

        5.3     [Intentionally Omitted]

        5.4     [Intentionally Omitted]

        5.5     [Intentionally Omitted]

        5.6     Publicity

         Sellers and Purchasers agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent (which consent shall not be unreasonably withheld) of the other parties, except as such release or announcement may be required by Law or the rules or regulations of any Authority, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

        5.7     [Intentionally Omitted]

        5.8     Power of Attorney; Right of Endorsement, Etc.

         Effective as of the Closing, each Seller hereby constitutes and appoints CPP US and their successors and assigns the true and lawful attorney of such Seller with full power of substitution, in the name of CPP US or the name of such Seller or any Affiliate conducting the Business, on behalf of and for the benefit of CPP US,

        (a)     to collect all Purchased Assets,

        (b) to endorse, without recourse, checks, notes and other instruments attributable to the Purchased Assets,

        (c)     [Intentionally Omitted]

        (d) to do all such reasonable acts and things with respect to the Purchased Assets as Purchasers may deem advisable. Sellers agree that the foregoing powers are coupled with an interest and shall be irrevocable by Sellers directly or indirectly by the dissolution of Sellers or in any other manner. Purchasers shall retain for their own account any amounts lawfully collected pursuant to the foregoing powers and Sellers shall promptly pay to Purchasers any amounts received by Sellers after the Closing with respect to the Purchased Assets.

        5.9     [Intentionally Omitted]

        5.10    Designated Employees

        (a) Upon the Closing Date, or such later date as is provided in the Employee Leasing Agreement (the "Employee Transfer Date"),
                CPP US shall offer employment to each employee listed on
                Schedule 5.10 hereto (the "Designated Employees") who is actively employed by any of the Sellers or any of their respective Affiliates as of the Employee Transfer Date, including any such Designated Employee on short-term disability or other approved leave of absence, but not including long-term disability (with respect to those individuals on short-term disability or other approved leave of absence, not including long-term disability, such offers will be conditional on their commencement of active employment with CPP US within 60 days following the Employee Transfer Date or, if later, the end of any applicable maternity leave), on such terms as CPP US sees fit, in its sole discretion, provided, however, that CPP US shall offer all such Designated Employees who accept such employment and who participated in Sellers' medical plan immediately prior to the date they become Transferred Employees group health insurance coverage immediately upon such employment. All Designated Employees to whom CPP US offers employment and who accept such employment and become employed by CPP US are herein referred to as the "Transferred Employees," and each Transferred Employee shall cease to be an employee of Sellers as of the date the Transferred Employee becomes an employee of CPP US.

        (b) Except as provided in Section 5.13(b), Sellers shall be solely responsible for and shall indemnify and hold Purchasers harmless from any liability or expense (including reasonable attorney's fees), whether accruing before, on or after the Closing Date, incurred by Purchasers as a result of any claims of any nature (including without limitation claims related to severance pay, severance benefits, termination-related benefits, or other compensation or benefits) against Purchasers or their affiliates that are made by or on behalf of any employees or former employees, directors or consultants of Sellers or any of their respective Affiliates (or a beneficiary or dependent thereof) who do not become Transferred Employees, including, without limitation, claims asserted against Purchasers as a result of their termination by Sellers or any of their respective Affiliates, whether or not in accordance with the terms of this Agreement. Except as provided in Section 5.13(b), Sellers shall be solely responsible for and shall indemnify and hold Purchasers harmless from any liability or expense (including reasonable attorneys' fees) for severance pay, severance benefits or other termination-related benefits arising out of Sellers' termination or constructive termination of any Transferred Employee or for any payments pursuant to any agreement entered into by Sellers or any of their respective Affiliates for the purpose of facilitating the transactions contemplated by the Agreement or of otherwise selling, transferring or disposing of all or part of the Business.

        (c) Except as otherwise provided in the Employee Leasing Agreement, with respect to any Transferred Employees, (i) Sellers shall, and shall cause their Affiliates to, retain all liability under each of their applicable group life, accident, worker's compensation, medical, hospitalization, prescription drug, dental or short-term or long-term disability plans, whether or not insured, for any claims arising prior to the date they become Transferred Employees, and (ii) Purchasers shall be responsible for all liability for claims arising on or after the date they become Transferred Employees under any group life, accident, worker's compensation, medical, hospitalization, prescription drug, dental, or short-term or long term disability plans of that Purchasers may provide ("Purchasers' Welfare Plans"). For purposes of this Section 5.10(c), claims shall be deemed to have arisen:

                (i) with respect to all death or dismemberment claims, on the actual date of death or dismemberment;

                (ii) with respect to disability or salary continuance claims, on the date the claimant becomes disabled;

                (iii) with respect to all hospital, medical, drug or dental claims, on the date the service or supply was purchased or received by the claimant; and

                (iv) with respect to worker's compensation claims which are single-accident specific, on the date of the occurrence, and with respect to all other worker's compensation claims, on the last day worked before the occurrence giving rise to such claims.

        (d) Except as otherwise provided in the Employee Leasing Agreement, Sellers and their Affiliates shall be responsible and retain liability for any legally mandated continuation of health care coverage for all employees or former employees and/or their covered spouses and dependents who have a loss of health care coverage under Sellers' or their Affiliates' health plans, due to a qualifying event (as defined in Section 4980B of the Code) that occurs on or prior to the Employee Transfer Date, and for any legally mandated continuation of health care coverage under Sellers' or their Affiliates' health plans for Transferred Employees and/or their covered, spouses and dependents who (i) have a loss of health care coverage under Sellers' or their Affiliates' health plans due to a qualifying event (as defined in Section 4980B of the Code) that occurs on or after the Employee Transfer Date and (ii) are entitled to, and do, elect such continuation coverage under Sellers' or their Affiliates' health plans.

        (e) Sellers and their Affiliates will take all such action as may be necessary to ensure that each Transferred Employee is 100% vested as of the Employee Transfer Date in that Transferred Employee's accounts under any qualified defined contribution plan maintained by Sellers or any of their Affiliates and in the Metris Companies, Inc. Employee Stock Purchase Plan.

        (f) Sellers shall be solely responsible for and shall indemnify and hold Purchasers harmless from any liability, claim or expense (whether accruing before, on or after the Closing Date) with respect to the Retention Bonus Program (the "Retention Bonus Plan"). Effective as of the Closing Date, Sellers shall cause the Retention Bonus Plan to be amended to provide that any Designated Employee covered under the Retention Bonus Plan immediately prior to the date hereof shall be entitled, at the sole expense of Sellers and their Affiliates notwithstanding any terms of the Employee Leasing Agreement to the contrary, to the cash payment under the Retention Bonus Plan such Designated Employee would have been entitled under the terms thereof as in effect as of the date hereof, during the month of July 2003 had the Designated Employee remained employed by any of the Sellers on the payment due date and been compensated by Sellers at the Designated Employee's rate of pay as in effect immediately prior to the Closing Date, provided, however, that on such payment due date the Designated Employee is either employed by Purchasers or any of their affiliates or remains employed by any of Sellers or their Affiliates. After such payment is made in July 2003, Purchasers shall reimburse Sellers and their Affiliates for cash payments owed or paid to the Transferred Employees under the Retention Bonus Plan and described on Schedule 5.10(f) (including a description of amounts payable) until such time as the Designated Employees become Transferred Employees, at which time there shall be no further liability or cost to Sellers or Purchasers thereunder with respect to Transferred Employees. Sellers and their Affiliates shall be solely responsible for liabilities associated with any restricted stock award granted under the Retention Bonus Plan.

        5.11    Allocation for Tax Purposes

         Subsequent to the Closing, the parties shall cooperate in good faith to file all Tax Returns on a basis that is consistent with the agreed upon allocation of the Purchase Price as set forth in Schedule 5.11 hereto. The allocation shall comply in all respects with Code Section 1060 and the related Treasury regulations. No party hereto shall have any liability to any other Person arising out of any challenge to such allocation by any taxing Authority so long as such party does not take a position inconsistent with such allocation in any Tax filing or administrative or judicial proceeding.

        5.12    Post-Closing Taxes.

        Purchasers shall file all Tax Returns and pay all Taxes due with respect to the Business for taxable periods or portions thereof beginning on or after the Closing Date.

        5.13    Termination or Layoffs

         Sellers and Purchasers agree to fully comply with the WARN Act, and its corresponding regulations in 20 CFR 639 et seq., and any similar state law, rule or regulation or local ordinance, rule or regulation providing for notification to employees affected by a closing, relocation, sale of a business, mass layoff or similar event, with respect to any employees affected by the sale of the Purchased Assets.

        (a) If any Seller or any of its Affiliates takes any action which results in any employee retained or employed by such Seller or Affiliate (other than any Designated Employee) suffering or deeming to have suffered any "employment loss," as that term is defined in WARN, including any layoff or loss arising as a result of or in connection with the transactions consummated by this Agreement, such Seller or Affiliate, as the case may be, shall be solely responsible for providing any notice required by WARN and for making payments, if any, which may be required under WARN for failure to provide appropriate notice.

        (b) After the Closing Date, CPP US shall be solely responsible for providing any notice required by WARN and for making payments, if any, which may be required under WARN for failure to provide appropriate notice, in each case with respect to any Designated Employee suffering or deeming to have suffered any "employment loss," as that term is defined in WARN. For the avoidance of doubt, if CPP US has not hired any Designated Employee who has not rejected employment on or before the time specified in CPP US' offer letter attached hereto as Exhibit D ("Employee Offer Response Date") and Sellers terminate such Designated Employee from his or her employment, CPP US shall be responsible for making payments, if any, which may be required under WARN for failure to provide appropriate notice related thereto. Within a reasonable period of time after the Employee Offer Response Date, CPP US shall provide to Sellers a list of all Designated Employees who have rejected offers of employment.

        (c) For the sixth month period prior to the Closing Date, Sellers and their Affiliates have terminated 22 employees of the Business, and Sellers and their Affiliates currently employ as of the date hereof approximately 328 employees in the Business.

        5.14    Settlement Agreement.

         From and after the Closing Date, Purchasers will follow the requirements, as applicable to the Purchased Assets only, of the Fischl Settlement Agreement as set forth in Schedule 5.14, but only if and to the extent that the Business as operated by Sellers and their respective Affiliates shall have in place at Closing practices and procedures designed to assure that the Business will follow and comply with such requirements.

        5.15    New York Order.

        The parties hereto do not view the Purchasers to be a successor or assign and do not intend for Purchasers to be a successor or assign bound by the New York Order.

        5.16    [Intentionally Omitted]

        5.17    Cooperation

         Purchasers and Sellers shall cooperate with each other and shall cause their affiliates, officers, employees, agents and representatives to cooperate with each other to ensure the orderly transition of the Business from Sellers to Purchasers and to minimize the disruption to the Business resulting from the transactions contemplated hereby. Subsequent to the Closing, Sellers shall cooperate with Purchasers in conveying to the Business' customers, partners, suppliers and other interested parties that a change in ownership of the Business has occurred and to preserve intact the relationship of the Business with such parties.

        5.18    Non-Solicitation

         Purchasers hereby agree that for the period of one (1) year following the date of this Agreement, neither Purchasers nor any of their affiliates shall solicit, hire or endeavor to entice away, any employee of any Seller (other than the Designated Employees and other than any employee whose employment is terminated by any Seller before such employee is solicited, hired or enticed away by Purchasers or such affiliate) to terminate his or her employment with the applicable Sellers.

        5.19    Non-Competition

        (a) Sellers hereby agree that for the period of five (5) years (except with respect to clause (ii) below which shall be for a period of two (2) years) following the date of this Agreement, neither Sellers nor any of their respective Affiliates shall:

                (i) compete with Purchasers in any manner directly or indirectly, on their own behalf, or on behalf of any corporation, partnership, trust, joint venture, individual or other entity, in any aspect of the design, marketing, sale, distribution, research or development of any products or services of the Restricted Business, which include without limitation the following:
                        (i) DirectAlert(R); (ii) Fraud Alert ServicesSM;
                        (iii) RoadSaverSM; (iv) TripSaver(R); (v) Total Advantage HealthSM; (vi) Inside AccessSM; (vii) PurchaseShield(R); (viii) ServiceEdge(R); and (ix)
                        Home ServiceEdgeSM;

                (ii) solicit, or accept orders or business of any kind relating to the design, marketing, sale, distribution, research or development of any products or services, in each case relating to the Restricted Business, from any customer or active prospect of the Restricted Business or the Purchasers, or any former customer of Sellers or any such Affiliate or endeavor to entice away from the Restricted Business or the Purchasers or any of their subsidiaries or affiliates, or otherwise interfere with the relationship of the Restricted Business or the Purchasers or any of their subsidiaries with any Person who, to the Knowledge of the Sellers or any such Affiliate, is, or was within the then most recent twelve-month period, a vendor, customer or client of the Restricted Business or the Purchasers or any of their subsidiaries or affiliates;

                (iii) solicit, hire or endeavor to entice away, any employee of the Restricted Business or the Purchasers or former employee of Sellers or any such Affiliate hired by Purchasers (other than any employee whose employment is terminated by any Purchaser before such employee is solicited, hired or enticed away by Sellers or any Affiliate) to terminate his or her employment with the Restricted Business or the Purchasers; or

                (iv) use, or incorporate or otherwise create any business organization utilizing, any name, mark, tradename, trademark, service name, service mark, trade dress or logos included in the Purchased Assets or which are confusingly similar thereto.

        (b) Sellers shall, and shall cause their respective Affiliates to, refrain from engaging in the activities described in this
                Section 5.19 during the period specified in subsection (a) hereof in the United States of America.

        (c) Sellers and their respective Affiliates shall be deemed to be competing with Purchasers if Sellers or any Affiliate of Sellers are engaged or participate in any activity or activities described in subsection (a) of this Section 5.19, directly or indirectly, whether for their own account or for that of any other Person, firm or corporation, and whether as a shareholder, partner or investor controlling any such entity or as principal, agent, representative, proprietor, or partner, or in any other capacity, except that the ownership of 1% or less of any publicly traded company engaged in the Business shall not constitute a breach of this Section 5.19.

        (d) In the event of a breach by Sellers or any of their respective Affiliates of any covenant set forth in Section 5.19 of this Agreement, the term of such covenant will be extended by the period of the duration of such breach.

        (e)     [Intentionally Omitted.]

        (f) From and after a Change of Control of Metris Companies Inc., the restrictions against competition contained in subsection
                (a) and (b) above shall not apply to any persons other than Sellers and their respective Subsidiaries as of the date of such Change in Control.

        (g) Nothing in this Section 5.19 shall be deemed to restrict Sellers or any of their Affiliates from performing their obligations under (i) the Marketing Agreement or (ii) the Transition Services Agreement.

                                   ARTICLE VI

                             [Intentionally Omitted]

                                  ARTICLE VII

                             [Intentionally Omitted]

                                  ARTICLE VIII

                                     CLOSING

        8.1     Time and Place

         Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Purchased Assets (the "Closing") shall take place on the date hereof at the offices of Jones Day, 77 West Wacker, Suite 3500, Chicago, Illinois 60601 (the "Closing Date").

        8.2     Closing Transactions

         All documents and other instruments delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered. Subject to Section 1.4 and 5.10, legal title, equitable title and risk of loss with respect to the Purchased Assets shall not pass to CPP US until the Purchased Assets are transferred at or after the Closing, which transfer, once it has occurred, shall be deemed effective for tax, accounting and other computational purposes as of 12:01 A.M. Central Time on the Closing Date or such later date.

        8.3     Deliveries by Sellers to Purchasers

         At the Closing, Sellers shall, and hereby do, deliver or cause to be delivered to Purchasers (except insofar as the conditions related to such delivery have been waived by Purchasers and except as otherwise provided in this Agreement):

        (a) bills of sale and instruments of assignment to the Purchased Assets, duly executed by Sellers in a form reasonably satisfactory to Purchasers and Sellers;

        (b) instruments of assignment of all Intellectual Property included in the Purchased Assets, each duly executed and, where necessary or desirable, in recordable form in a form reasonably satisfactory to Purchasers and Sellers;

        (c) each of the Ancillary Agreements which shall have been duly executed by each Seller or Affiliate party thereto as of the date hereof and which shall become effective upon Closing;

        (d) a certificate dated the Closing Date, duly executed by the Secretary or an Assistant Secretary of each Seller, on behalf of each Seller certifying as to: (i) an attached copy of the resolutions of the Board of Directors (or a duly authorized committee or officer) of each Seller authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, the Ancillary Agreements and any other documents or instruments contemplated hereby or thereby, and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded; and (ii) the incumbency, authority and specimen signature of each officer of such Seller executing this Agreement, the Ancillary Agreements or any other document or instrument contemplated hereby or thereby;

        (e) a receipt for the payment of the Purchase Price due to Sellers at Closing duly executed by each Seller; and

        (f) all such other instruments of conveyance as shall, in the reasonable opinion of Purchasers and their counsel, be necessary to vest in CPP US good, valid and marketable title to the Purchased Assets in accordance with Section 1.1 hereof, including without limitation, time-stamped instruments and releases, in form and substance satisfactory to Purchasers, evidencing release and removal of all Liens on the Purchased Assets.

        8.4     Deliveries by Purchasers to Sellers

         At the Closing, Purchasers shall, and hereby do, deliver or cause to be delivered to Sellers (except insofar as the conditions related to such delivery have been waived by Sellers):

        (a) wire transfer of immediately available funds in an amount equal to the cash portion of the Purchase Price;

        (b) each of the Ancillary Agreements which shall have been duly executed by each Purchaser party thereto as of the date hereof and which shall become effective as of Closing;

        (c) a certificate, dated the Closing Date, duly executed by the Secretary of each Purchaser, on behalf of such Purchaser, certifying as to: (i) an attached copy of the resolutions of such Purchaser authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, the Ancillary Agreements and any other documents or instruments contemplated hereby or thereby, and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded; and (ii) the incumbency, authority and specimen signature of each officer of such Purchaser executing this Agreement, the Ancillary Agreements or any other document or instrument contemplated hereby or thereby.

        (d) an Assumption Agreement, properly executed by CPP US, in a form reasonably satisfactory to Purchasers and Sellers.

                                   ARTICLE IX

                                OTHER AGREEMENTS

        9.1     Further Assurances

         At any time and from time to time from and after the Closing, Sellers and Purchasers shall, at the request of the other, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as is commercially reasonable and required to evidence or effectuate the sale, conveyance, transfer, assignment and delivery to CPP US of the Purchased Assets and the assumption by CPP US of the Assumed Liabilities or for the performance by Sellers or Purchasers of any of their other respective obligations under this Agreement or the Ancillary Agreements. This obligation shall include, without limitation, Sellers' obligation to take the actions specified in Section 1.4(a) with respect to (a) obtaining the consents required from the relevant parties pursuant to the Contracts set forth on Schedule 3.19,
(b) obtaining the consents required from the relevant parties pursuant to the governmental authorizations set forth as Schedule 3.20 and (c) assigning and transferring Permits (other than the Nonassignable Permits, which the parties acknowledge may not be transferred) to CPP US or any of its affiliate in accordance with Section 1.4(a). For the avoidance of doubt, this Section 9.1 is in addition to, and not in derogation or limitation of, Purchasers' rights under
Section 10.2 or Sellers' rights under Section 10.4. Each party shall cooperate and deliver such instruments and take such commercially reasonable actions as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

        9.2     Access to Records, Employees and Shared Contracts After Closing

        (a) Subject to clause (c) below, from and after the Closing Date, each party hereto and its representatives shall have reasonable access to inspect and copy all books and records relating to Sellers or any Affiliate with respect to the operation of the Business prior to Closing that the other parties hereto or their respective affiliates may retain after the Closing Date. Such access shall be afforded by the party maintaining such records upon receipt of reasonable advance notice and during normal business hours. Nothing contained in this Section 9.2 shall require Purchasers or Sellers or any of their respective affiliates to retain any books or records longer than such books or records would otherwise have been retained in the Ordinary Course of Business but for the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that if the party maintaining such records shall desire to dispose of any of such books and records, such party shall, prior to such disposition, give the other party hereto a reasonable opportunity, at such other party's expense, to segregate and remove such books and records as such other party may select. To the extent any party hereto retains particular records or documents relating to the Business, such party shall deliver to the other party copies of such records or documents (to the extent reasonably necessary to enable the receiving party to operate its business or to comply with its obligations under applicable Laws); provided, however, that the parties shall cooperate and take such measures as may be reasonably necessary to preserve the attorney-client and other privileges applicable to any such documents or records.

        (b) From and after the Closing Date, Sellers, their Affiliates and their representatives shall have reasonable access to any Transferred Employee and Purchasers shall have reasonable access to any employee of Sellers, in each case, to the extent necessary to plan and prepare for threatened or pending litigation; provided, however, that such access shall only be afforded by the party employing such Persons during normal business hours and only upon receipt of ten (10) Business Days' prior written notice.

        (c) From and after the Closing Date, Sellers and their respective Affiliates shall provide Purchasers and their representatives on reasonable notice, with access to, or an opportunity to examine, true and complete copies of the Shared Contracts during regular business hours for purposes related to the operation of the Business after Closing, including Purchasers' efforts to obtain and/or negotiate Contracts to replace Shared Contracts; provided, however, that any Shared Contract that is subject to a confidentiality restriction shall only be made available to Purchasers if Purchasers agree in writing to be bound by the confidentiality provisions that govern such Shared Contract.

        9.3     Collection of Receivables

         From and after the Closing, CPP US shall collect all Retained Accounts Receivable of the Business in accordance with the terms of the Transition Service Agreement.

         Sellers agree that if they receive any payments with respect to any Purchased Accounts Receivable or otherwise belonging to Purchasers, Sellers or such Affiliates shall promptly, and in any case within fourteen (14) days after receipt thereof by Sellers or any such Affiliate, remit such amounts to Purchasers.

        9.4     Use of Trade Names, Domain Names and Logos

         To the extent any trade name, domain name, trademark, service mark or other name or mark of Sellers or any of their Affiliates (the "Retained Names") appears on (a) any plant, building, or equipment, or (b) any stationery, business form (including fulfillment kits), packaging, web site or other electronic media, container, sign or other property (real or personal) included in the Purchased Assets, Purchasers shall use reasonable efforts to minimize their use of the Retained Names and promptly effect obliteration of the Retained Names from all Purchased Assets, and, except as provided below, cease, in any event, using the Retained Names no later than 180 days following the Closing Date, except as such time period may be extended by mutual agreement of the parties, which agreement will not be unreasonably withheld or delayed. Purchasers also shall not be required to obliterate any of the Retained Names or destroy any stationery, business form, packaging, container, or other document, to the extent Purchasers retain any such items in the ordinary course of business for purposes of maintaining files, record keeping or other normal storage purposes. Purchasers shall endeavor, as soon as commercially practicable, to supplement, update or otherwise modify, as Purchasers deem appropriate in their sole discretion, such items to inform recipients thereof of Purchasers' identity.

        9.5     UCC Matters

         From and after the Closing Date, Sellers will promptly refer all inquiries with respect to ownership of the Purchased Assets or the Business to CPP US. In addition, Sellers and their respective Affiliates will execute such documents and financing statements as CPP US may request from time to time to evidence transfer of the Purchased Assets to CPP US, including any necessary termination of financing statements.

        9.6     Confidentiality

        (a) Sellers shall, and shall cause their Affiliates, officers, employees, representatives, consultants and advisors to, hold in confidence and not use all confidential information which remains after Closing in the possession of Sellers or their respective Affiliates concerning Purchasers or their affiliates or the Business or the Purchased Assets. Sellers shall not release or disclose any such information to any Person other than Purchasers and their authorized representatives. Notwithstanding the foregoing, the confidentiality obligations of this Section 9.6(a) shall not apply to information:

                (i) which Sellers or their respective Affiliates are compelled to disclose by judicial or administrative process, or, in the opinion of counsel, by other mandatory requirements of Law;

                (ii) which can be shown to have been generally available to the public other than as a result of a breach of this
                        Section 9.6(a); or

                (iii) which can be shown to have been provided to Sellers or their respective Affiliates by a third party who obtained such information other than from Sellers or their respective Affiliates or other than as a result of a breach of this Section 9.6(a).

        (b) Purchasers shall, and shall cause their affiliates, officers, employees, representatives, consultants and advisors to, hold in confidence and not use all confidential information which remains after Closing in the possession of Purchasers or their affiliates concerning the Sellers or their Affiliates or their respective businesses and the Retained Assets, except, in any such case, to the extent such information relates exclusively to the Business or the Purchased Assets. Purchasers shall not release or disclose any such information to any Person other than Sellers and their authorized representatives. Notwithstanding the foregoing, the confidentiality obligations of this Section 9.6(b) shall not apply to information:

                (i) which Purchasers or their affiliates are compelled to disclose by judicial or administrative process, or, in the opinion of counsel, by other mandatory requirements of Law;

                (ii) which can be shown to have been generally available to the public other than as a result of a breach of this
                        Section 9.6(b); or

                (iii) which can be shown to have been provided to Purchasers or their affiliates by a third party who obtained such information other than from Purchasers or their affiliates or other than as a result of a breach of this
                        Section 9.6(b).

        (c) Notwithstanding any other express or implied agreement, arrangement or understanding to the contrary, Sellers and Purchasers (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to such party relating to such tax treatment and tax structure no later than the earliest of (i) the date of the public announcement of discussions relating to the transactions, (ii) the date of the public announcement of the transactions, or (iii) the date of the execution of an agreement (with or without conditions) to enter into the transaction, including this Agreement. Sellers and Purchasers may discuss the transactions contemplated by this Agreement with their respective tax advisors at any time. This authorization is not intended to permit disclosure of any other information including (without limitation): (A) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction; (B) the identities of participants or potential participants in the transaction; (C) the existence or status of any negotiations relating to the transaction;
                (D) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction); (E) any other term or detail not relevant to the tax treatment or tax structure of the transaction; and (F) any nonpublic financial information, including sales, costs, pricing or margin information, identification of any party to the transaction or any customer, vendor, supplier, employee or other party with whom the parties do business or any other nonpublic information that is not directly related to the potential tax consequences of entering into the transaction.

        9.7     Trade Payables

         Sellers shall, and shall cause their respective Affiliates to, pay and discharge in full all trade payables set forth on the Most Recent Balance Sheet and all trade payables arising from the Most Recent Financial Statements Date up to the Closing Date as and when such trade payables become due and payable.


                                   ARTICLE X

                                 INDEMNIFICATION

        10.1    Survival of Representations and Warranties

         The representations and warranties of the parties hereto contained in Articles III and IV shall survive the Closing and expire two years following the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 3.6 (Taxes) and 3.18 (Tax Matters) shall survive the Closing and expire 30 days after the date on which the statute of limitations applicable to such matters expires; and (b) the representations and warranties contained in Sections 3.1(a), (b) and (c) (Status of Sellers, Enforceability), 3.4(a) and (d) (Title to Properties), the second and third sentences of Section
3.10 (Intellectual Property), 3.11 (Required Assets; Sufficiency of Assets) (but only as it applies to Intellectual Property), 4.1 (Status of Purchasers), 4.2 (Authority of Purchasers), 4.3 (Due Authorization) and 4.4 (Enforceability) shall not expire and shall survive the Closing indefinitely; provided, further, that if at the stated expiration of any representation and warranty there shall be pending any indemnification claim by a Person pursuant to which notice has been given pursuant to Section 10.6, such Person shall continue to have the right to seek such indemnification with respect to such claim notwithstanding such expiration.

        10.2    Indemnification by Sellers

         Sellers shall indemnify, defend and hold harmless Purchasers, their affiliates, shareholders, officers, directors, employees and agents ("Purchaser Indemnified Parties") after the Closing Date from and against any loss (including diminution in value of the Business), liability, obligation, Lien, damage (including any government penalty or fine), deficiencies, Claims, demands, judgments, settlements, fines, cost and expense (including reasonable legal and accounting fees incurred in defending, investigating, preparing or prosecuting any Claim, liability, loss or damage) ("Purchaser Losses") arising out of or resulting from:

        (a) the untruth or inaccuracy as of the date hereof or on the Closing Date of any representation or warranty of Sellers or its Affiliates contained in this Agreement or the Schedules hereto (or in any document, writing, or certificate delivered by Sellers or its Affiliates under Article VIII of this Agreement);

        (b) any Excluded Liability, including, without limitation, those liabilities set forth in clauses (c), (d), (e), (h), (i) and
                (k) of this Section 10.2;

        (c) any obligation or liability arising from Claims arising from warranty or other liability claims with respect to products, materials or services marketed, produced, invoiced, sold, performed or shipped by any Seller prior to the Closing Date;

        (d) any Third-Party Claim resulting from or relating to the conduct of the Business by Sellers or their respective Affiliates prior to the Closing Date, including, without limitation, any Third-Party Claim, pending as of the Closing Date, notwithstanding disclosure thereof in this Agreement or on the Most Recent Balance Sheet or the Schedules hereto, or any subsequent Third-Party Claim arising out of or relating to such pending matters or any other event occurring prior to the Closing Date, unless such Purchaser Loss is a Seller Loss for which a Seller Indemnified Party is entitled to indemnification under Section 10.4;

        (e)     any liability described in Section 5.10(b);

        (f) the failure by any Seller to perform any of its covenants or obligations hereunder;

        (g) any violation of or liability arising under any bulk sales law in connection with the transfer of the Purchased Assets;

        (h) (i) (A) the August 1, 2001 Assurance of Discontinuance to the New York Attorney General's Inquiry and Findings in the Matter of Metris Direct Services, Inc. d/b/a Fraud Alert Services (the "New York Order") and (B) the Settlement Agreement resolving the Fischl, Scott and Pita Litigation, dated as of January 28, 2002, with an Effective Date of September 4, 2002 (the "Fischl Settlement Agreement"), including any failure by Sellers or their respective Affiliates to comply with the provisions thereof, or the failure of the Business to have modified its practices prior to Closing to comply with the terms thereof, provided that Purchasers have not changed their business practices from those in effect as of the Closing to deviate from those described in Schedule 5.14, (ii) any requirement by Purchasers to implement practices and procedures, expend funds or incur expenses after the Closing in order for the Business or the Purchased Assets to comply with the provisions of the New York Order or the Fischl Settlement Agreement (other than performance by Purchasers of their obligations under Section 5.14), (iii) conduct of any Seller or Affiliate of any Seller alleged, or conduct of any Seller or Affiliate of any Seller similar to that alleged, in the matters, inquiries and Claims settled pursuant to the New York Order or the Fischl Settlement Agreement, including without limitation Claims by Persons who opted-out of the settlement effected by the Fischl Settlement Agreement irrespective of the Person against whom any such Claim is initiated, filed or asserted and (iv) any out-of-pocket expenses incurred by Purchasers solely in connection with advising the New York Attorney General or litigating the issue with the New York Attorney General in any proceeding that Purchasers are not successors or assigns within the meaning of the New York Order;

        (i) any penalty, fine or other obligation arising out of or relating to Sellers' failure to conduct the Business prior to Closing in compliance with VISA(R), MasterCard(R) or Discover Card(R) credit card charging policies applicable to the Business;

        (j) Claims regarding the administration and holding of the Nonassignable Contracts pursuant to Section 1.4(b), but only to the extent such claims relate to Sellers' or any of their Affiliates' failure to comply with applicable Law or Sellers' or any of their Affiliates' gross negligence or willful misconduct in administering and holding such Nonassignable Contracts; or

        (k) any of the matters, including Claims, described on Schedule 3.13(d) or Schedule 3.16.

        10.3    Limits on Indemnification by Sellers

         The amount of liability of Sellers for the Purchaser Losses shall be subject to the following limitations:

        (a) Indemnity Basket. Except as otherwise provided in this Section 10.3, Sellers shall have no liability under Section 10.2(a) until the aggregate amount of all Purchaser Losses for which Sellers would, but for this Section 10.3(a), be liable exceeds $250,000 (the "Indemnity Basket"), in which event Sellers shall, subject to Section 10.3(b), be liable for the total amount of all Purchaser Losses in excess of $125,000.

        (b) Limit of Liability. Except as provided in this Section 10.3, the aggregate liability of Sellers under Section 10.2(a) (after giving effect to the application of Section 10.3(a)), shall not exceed an amount equal to $15,000,000 (the "Cap"); provided, however, that any Cap for the purpose of indemnification under Section 10.2(a) in respect of a breach of Sections 3.1(a), (b) or (c), 3.4(a) or (d), the second and third sentences of Section 3.10 or 3.11 (but only as it applies to Intellectual Property) shall not exceed an amount equal to the Purchase Price.

        (c) For purposes of calculating the amount of Purchaser Losses incurred by the Purchaser Indemnified Party arising out of or resulting from, any breach of a representation, covenant or agreement by Sellers or its Affiliates or Purchasers (but not for purposes of determining whether there has been a breach of a representation, covenant or agreement), the references to a "Material Adverse Effect", "Adverse Effect" or materiality (or other correlative terms), shall be disregarded. The parties acknowledge that any limitation or condition of liability contained in this Section 10.3 is not applicable to indemnification under Sections 10.2(b)-(k) inclusive.

        (d) Notwithstanding anything to the contrary set forth herein, (A) no limitation or condition of liability provided in Section
                10.1 or 10.3 shall apply to the breach of any of the representations and warranties contained herein involving fraud, and (B) Purchasers shall be entitled to indemnification in respect of a breach of Section 3.1(a), (b) and (c), 3.4(a) or (d), the second and third sentences of Section 3.10 and
                3.11 (but only as it applies to Intellectual Property) irrespective of the Indemnity Basket.

        10.4    Indemnification by Purchasers

         Purchasers shall indemnify, defend and hold harmless Sellers and their respective Affiliates, shareholders, officers, directors, employees and agents ("Seller Indemnified Parties") after the Closing Date from and against any loss (including diminution in value), liability, obligation, Lien, damage, deficiencies, Claims, demands (including any government penalty or fine), judgments, settlements, fines, cost and expense (including reasonable legal and accounting fees incurred in defending, investigating, preparing or prosecuting any claim for any such Claim liability, loss or damage) ("Seller Losses") arising out of or resulting from:

        (a) the untruth or inaccuracy as of the date hereof or on the Closing Date of any representation or warranty of Purchasers contained in this Agreement or in any document, writing or certification delivered by Purchasers;

        (b) the failure by any Purchaser to perform any of its covenants or obligations hereunder;

        (c)     any Assumed Liability;

        (d) any Third-Party Claim resulting from or relating to Purchasers' ownership of the Purchased Assets following the Closing or the operation of Purchasers and conduct of Purchasers' business following the Closing, including, without limitation, any loss, liability, obligation, Lien, damage, cost or expense arising from products produced or processed by Purchasers or Purchasers' use of pre-printed business forms or other materials pursuant to Section 9.4 after the Closing, unless such Seller Loss is a Purchaser Loss for which a Purchaser Indemnified Party is entitled to indemnification under Section 10.2; or

        (e) the costs and liabilities incurred by Sellers in holding or administering the Nonassignable Contracts for the benefit of Purchasers from and after the Closing Date, unless such Seller Loss is a Purchaser Loss for which any Purchaser Indemnified Party is entitled to indemnification under Section 10.2(j).

Notwithstanding anything in this Agreement or this Section 10.4 to the contrary, Purchasers shall not be required to indemnify Seller with respect to any Seller Losses that arise out of or result from the matters described in Section 10.2(h) and for which Seller must indemnify Purchasers.

Purchasers shall have no liability under Section 10.4(a) until the aggregate amount of all Seller Losses for which Purchasers would, but for this paragraph, be liable exceeds the Indemnity Basket, in which event Purchasers shall, subject to the second sentence of this paragraph, be liable for the total amount of all Seller Losses in excess of the Indemnity Basket. The aggregate liability of Sellers under Section 10.4(a), shall not exceed an amount equal to the Cap. Notwithstanding anything to the contrary set forth herein, (i) no limitation or condition of liability provided in Section 10.1 or this Section 10.4 shall apply to the breach of any of the representations and warranties contained herein involving fraud, and (ii) Sellers shall be entitled to indemnification in respect of a breach of Section 4.1, 4.2, 4.3 and 4.4 irrespective of the Indemnity Basket. The parties acknowledge that any limitation or condition of liability contained in this paragraph is not applicable to indemnification under Sections 10.4(b)-(e) inclusive.

        10.5    Specific Breaches

         The breach of a specific representation, warranty, or agreement by Sellers or Purchasers, as applicable, shall be determined independently of any other representation, warranty or agreement made by Sellers or Purchasers, as applicable, whether or not, apart from such specific representation, warranty or agreement, the transactions provided for in this Agreement prove to be more favorable to Purchasers or Sellers, as applicable, and whether or not the facts and circumstances covered by any one or more of the other representations, warranties or agreements made by Sellers or Purchasers, as applicable, prove to be more favorable than so represented and warranted.

        10.6    Procedure for Indemnification

        (a) If any Person shall claim indemnification (the "Indemnified Party") hereunder for any claim other than a third party claim, the Indemnified Party shall promptly give written notice to the other party from whom indemnification is sought (the "Indemnifying Party") of the nature of the claim in detail and amount of the claim. If an Indemnified Party shall claim indemnification hereunder arising from any claim or demand of a third party, including any Authority (a "Third-Party Claim"), the Indemnified Party shall promptly give written notice (a "Third-Party Notice") to the Indemnifying Party of the basis for such claim or demand, setting forth the nature of the claim or demand in detail and the amount of the claim. The rights of the Indemnified Party to be indemnified hereunder shall not be adversely affect by its failure to give, or its failure to timely give, such notice with respect thereto unless, and if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby.

        (b) In the event that an Indemnifying Party which receives notice of an indemnification claim contests its liability for such indemnification claim, such party shall send written notice to the Indemnified Party of its dispute of indemnification within 15 days thereof. If the parties are unable to resolve such dispute of indemnification within 60 days after the date of the notice of dispute, the Indemnified Party may bring an action against the Indemnifying Party to enforce such indemnification claim.

        (c) (i) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume the defense of such Third Party Claim which involves (and continues to involve) solely monetary damages; provided that (A) the Indemnifying Party expressly agrees in such notice, that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim; and (B) the defense or settlement of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have an adverse effect on the Indemnified Party's business (the conditions set forth in clauses (A) and (B) are collectively referred to as the "Litigation Conditions"); provided, however, that if the parties in any action shall include both an Indemnifying Party and an Indemnified Party, and the Indemnified Party shall have reasonably concluded that there are available different or additional defenses to the Indemnified Party, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf; and provided further, however, that the Indemnifying Party shall forfeit the right to control the defense or settlement of any such claim if, at any time after assuming the defense or settlement thereof, the Indemnifying Party no longer satisfies the Litigation Conditions.

                (ii) With respect to any Third Party Claim for which indemnification is available ("Indemnified Claim") that is combined or joined with one or more claims which are not Indemnified Claims or with respect to any Indemnified Claim under which both the Indemnified Party and the Indemnifying Party may be liable, Sellers or Purchasers, as the case may be, shall have the right to participate in, and control the defense of, such claims as to which it has sole liability, at its own expense and with its own counsel. Purchasers and Sellers shall cause their respective counsel to cooperate in the defense of such Third Party Claims, and shall endeavor to coordinate their defenses with a view towards avoiding prejudice to the overall defense of the Third Party Claim.

                (iii) Subject to the foregoing, if the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall within 20 days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall reasonably cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects not to compromise or defend the Third Party
                Claim, fails to notify the Indemnified Party of its election as herein provided, or fails to satisfy the Litigation Conditions, the Indemnified Party may, subject to clause (v) of this Section 10.6(c), pay, compromise or defend such Third Party Claim.

                (iv) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other party is defending as provided in this Agreement. If the Indemnifying Party elects (and is permitted hereunder) to defend any claim, the Indemnified Party shall, subject to receipt of a reasonable confidentiality agreement, make available to the Indemnifying Party any books, records or other documents within its control, and the reasonable assistance of its employees, for which the Indemnifying party shall be obliged to reimburse the Indemnified Party for the reasonable out-of-pocket expenses of making them available.

                (v) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement which commits the Indemnified Party to take, or to forbear to take, any action. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief binding solely on the Indemnified Party and that would not involve a Purchaser Loss or Seller Loss (as the case may be) with respect to which the Indemnifying Party may have an indemnification obligation. The Indemnified Party shall have the right to settle any Third Party Claim involving monetary damages or that would involve a Purchaser Loss or Seller Loss (as the case may be) with respect to which the Indemnifying Party may have an indemnification obligation (a "Non-Equitable Only Claim") with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. At the Indemnifying Party's request in connection with the settlement of a Non-Equitable Only Claim, the Indemnified Party shall provide the Indemnifying Party with a good faith estimate
                (which may be expressed within a range of values), based on such facts as are reasonably available to the Indemnified Party at the time the Non-Equitable Only Claim is proposed to be settled, of the amount of Purchaser Losses or Seller Losses (as the case may be) that the Indemnified Party expects to incur as a result of such settlement. Such estimate shall not limit an Indemnified Party's right to indemnification under this Article X to the extent facts not reasonably available to the Indemnified Party at the time such estimate was prepared or facts later discovered or established by the Indemnified Party establish Purchaser Losses or Seller Losses (as the case may be) in excess of amounts set forth in such estimate.

        (d) Amounts paid in respect of indemnification obligations of the parties shall be treated as an adjustment to the Purchase Price. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, subject to
                Section 10.6, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

        10.7    Payment

         Except for Third-Party Claims being defended in good faith by the Indemnifying Party in accordance with Section 10.6, the Indemnifying Party shall satisfy its obligations hereunder within fifteen (15) days after receipt of notice of a claim, unless the Indemnifying Party has contested its liability for indemnification pursuant to Section 10.6(b). Any amount not paid to the Indemnified Party by such date shall bear interest as may be determined by a court at a rate equal to the Prime Rate.

        10.8    Recourse Against Sellers

         The indemnification obligations of Sellers will be satisfied initially solely as provided in the Escrow Agreement. If the amount of the Escrow Fund (as defined in the Escrow Agreement) is insufficient or unavailable to cover Purchaser Loss claims for indemnification, Purchasers may pursue any other remedies against Sellers subject to the terms of this Agreement. For the avoidance of doubt, the fact that the Escrow Funds shall have been set aside for satisfaction of claims for indemnification and to provide for the payment of any indemnifiable Purchaser Loss shall in no way limit Purchasers' rights, remedies and extent of recovery against Sellers under Section 10.2 or otherwise.

        10.9    Reduction for Insurance

         The amount of any payment to any Indemnified Party pursuant to this
Article X shall be reduced by the amount of any insurance proceeds actually received by or on behalf of the Indemnified Party in reduction of the related indemnifiable loss. An Indemnified Party which subsequently receives insurance proceeds in respect of the related indemnifiable loss shall pay to the Indemnifying Party the amount of such actually received insurance proceeds. For the avoidance of doubt, Purchasers shall not have any obligation to submit or pursue any claim with insurers. This Section 10.9 shall apply only to claims for amounts in excess of the Indemnity Basket and shall not apply for purposes of calculating whether and at what point the Indemnity Basket shall have been reached.

        10.10   Remedies Exclusive

         Absent fraud, the remedies provided in this Article X shall be the exclusive remedies of the parties hereto after the Closing in connection with any breach of a representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement. Nothing contained herein, however, shall (a) preclude a party from seeking injunctive relief or specific performance, under circumstances where such relief might be appropriate, provided that the moving party shall not be entitled to ancillary relief in the nature of damages or fee awards unless specifically so provided for herein, or (b) limit or affect a party's rights, remedies or obligations under the Ancillary Agreements.

        10.11   Limits on Certain Damages

         The Indemnifying Party shall not be liable to the Indemnified Party for consequential damages (unless such consequential damages are the reasonably forseeable consequence of the breach prior to or as of the Closing Date), punitive or special damages, unless such damages are included in a Third-Party Claim and the Indemnified Party is liable to the third party claimant for such damages. The parties acknowledge that any limitation contained in this Section
10.11 is only applicable to indemnification under Section 10.2(a).

        10.12   [Intentionally Omitted]

        10.13   Treatments of Payments

         For Tax purposes, indemnification payments shall be treated as adjustments to the Purchase Price but only if and to the extent allowed by applicable Law.

                                   ARTICLE XI

                             [Intentionally Omitted]


                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

        12.1    Notices

         All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (a) if given by certified or registered mail, return receipt requested, postage prepaid, three Business Days after being deposited in the U.S. or U.K. mails, as applicable and (b) if given by courier or other means, when received or personally delivered, and, in any such case, addressed as follows:

                  If to Purchasers:
                                            CPP Holdings Limited
                                            Holgate Park
                                            York, United Kingdom
                                            YO26 4GA
                                            Attention:  Company Secretary

                  With a copy to:
                                            Jones Day
                                            77 West Wacker
                                            Chicago, Illinois  60601-1692
                                            Attention:  Elizabeth C. Kitslaar

                  If to Sellers:
                                            Metris Companies Inc.
                                            10900 Wayzata Blvd
                                            Minnetonka, MN  55305
                                            Attn: President or Chief
                                            Executive Officer


                  with a copy to:

                                            (same address)
                                            Attn:  General Counsel

or to such other addresses as may be specified by any such Persons to the other Persons, pursuant to notice given by such Person in accordance with the provisions of this Section 12.1.

        12.2    Assignment

         No party may assign or transfer any or all of its rights or obligations under this Agreement without the prior written approval of the other party; which shall not be unreasonably withheld.

        12.3    Benefit of the Agreement

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto; provided, however, that Purchasers may without such consent assign or delegate their rights and obligations hereunder or under any instrument executed in connection herewith as collateral security to any lender providing financing to Purchasers in connection herewith; provided, however, that no such assignment shall release Purchasers from any obligation hereunder or under any such instrument executed in connection herewith. Except as set forth in Article X with respect to indemnification of indemnified parties hereunder, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective permitted successors and assigns.

        12.4    Headings

         The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

        12.5    Entire Agreement

         This Agreement, together with the Schedules and Exhibits hereto, the Ancillary Agreements and any other documents and instruments referred to herein or contemplated hereby, contains the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof or thereof shall be of any force or effect unless in writing, executed by the party to be bound thereby and dated on or after the date hereof. Effective as of the date hereof, the Confidentiality Agreement dated April 25, 2003 between Metris Companies Inc. and CPP shall terminate and be of no further force and effect.

        12.6    Modifications and Waivers

         No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof and signed by Purchasers and Sellers. No waiver of any breach, term or condition of this Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term or condition.

        12.7    Counterparts

         This Agreement may be executed in counterparts (including by facsimile transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        12.8    Severability

         In case any one or more of the provisions contained herein for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

        12.9    Governing Law

         This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware (without reference to the conflict of law provisions thereof).

        12.10   Expenses

         Other than as specifically provided in this Agreement, each party hereto shall pay all of its own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

        12.11   Jurisdiction; Waiver of Jury Trial; Venue.

        (a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY DELAWARE STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW CASTLE COUNTY, DELAWARE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH DELAWARE STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT IN THE COURTS OF ANY OTHER JURISDICTION.

        (b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

        (c) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY DELAWARE STATE OR FEDERAL COURT SITTING IN NEW CASTLE COUNTY, DELAWARE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

        (d) NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS SECTION 12.11, IN THE EVENT THAT A PARTY AGAINST WHOM ANY CLAIM, RIGHT OR CAUSE OF ACTION IS ASSERTED COMMENCES, OR HAS COMMENCED AGAINST IT, BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS, THE PARTY OR PARTIES ASSERTING SUCH CLAIM, RIGHT OR CAUSE OF ACTION SHALL HAVE NO OBLIGATIONS UNDER THIS SECTION 12.11 AND MAY ASSERT SUCH CLAIM, RIGHT OR CAUSE OF ACTION IN THE MANNER AND FORUM IT DEEMS APPROPRIATE, SUBJECT TO APPLICABLE LAWS.

        12.12   No Partnership, Agency or Joint Venture

         The parties are independent, and nothing in this Agreement will create any partnership, joint venture, agency, franchise, sales representative, servant or employment relationship between or among the parties or any affiliates of the parties, and no party to this Agreement will have any authority whatsoever to bind the other party to any obligation, except as noted in Section 5.8.

        12.13   Exhibits and Schedules

         All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

                            (Signature Page Follows)



         IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement the date first written above.

METRIS COMPANIES INC.                          CPP HOLDINGS LIMITED

/s/David D. Wesselink                          /s/Andrew C. Fisher
Its Chairman and CEO                           Its Director
Date July 29, 2003                             Date July 29, 2003

METRIS DIRECT, INC.                            CPP US OPERATIONS GROUP, LLC

/s/David D. Wesselink                          /s/Andrew C. Fisher
Its  Chairman and CEO                          Its President and CEO
Date July 29, 2003                             Date July 29, 2003

METRIS DIRECT SERVICES, INC.

/s/David D. Wesselink
Its President
Date July 29, 2003

METRIS TRAVEL SERVICES INC.

/s/David D. Wesselink
Its President
Date July 29, 2003

METRIS CLUB SERVICES, INC.

/s/Scott R. Fjellman
Its Treasurer
Date July 29, 2003

METRIS WARRANTY SERVICES, INC.

/s/Scott R. Fjellman
Its Treasurer
Date July 29, 2003

METRIS WARRANTY SERVICES OF FLORIDA, INC.

/s/David D. Wesselink
Its President
Date July 29, 2003



                                    EXHIBIT A

                                Purchased Assets

         "Purchased Assets" shall mean all of Sellers' and their Affiliates' right, title and interest in, under and to the goodwill, assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, wherever located and whether or not carried or reflected on the books and records of the Sellers, which are used substantially in, or relate substantially to, the Business, excepting only the Retained Assets. The Purchased Assets shall include all of the assets, properties and rights of the Business listed below, except for any of the following which were not used substantially in connection with, or are not related substantially to, the Business:

(a) all Contracts, including, without limitation, all Purchased Customer Contracts;

(b) all of the Intellectual Property related substantially to, or used substantially in connection with, the Business, including without limitation the registered Intellectual Property set forth on Exhibit C, but excluding the Intellectual Property set forth on Schedule B(1);

(c) any Permits of Sellers to the extent any of the same are transferable or assignable to CPP US or an affiliate (as designated by Purchasers in writing) (the parties acknowledge that this does not include Nonassignable Permits);

(d) choses in action, claims and causes of action or rights of recovery or set-off of every kind and character, to the extent such choses in action, claims and causes of action or rights of recovery or set-off arise on or after the Closing Date;

(e) all of Sellers' files, papers, documents and records relating to the Business, and all other miscellaneous assets of Sellers relating to the Business wherever located, including, without limitation, customer and supplier lists, credit, sales and accounting records, price sheets, catalogues and sales literature, books, processes, formulae, product data, advertising material, stationery, office supplies, forms, catalogues, manuals, correspondence, production records, employee records for Transferred Employees (which records shall only be transferred at the time such employee becomes a Transferred Employee and only to the extent permitted by Law) and any other information reduced to writing relating to the Business;

(f) all assets and properties reflected on the Most Recent Balance Sheet, under the captions (i) "Prepaid Fulfillment" and (ii) "Net Fixed Assets" (provided that the information under such captions shall be updated as of the Closing Date);

(g) all rights, claims and benefits of Sellers and any of their respective Affiliates in, to or under any (A) employee confidentiality agreements to which any Designated or Transferred Employees are a party, or that otherwise relate substantially to the Business and entered into by Sellers or any of their respective Affiliates and (B) confidentiality or secrecy agreements that related substantially to the Business entered into by Sellers or any of their respective Affiliates with third parties that relate to the use or disclosure of information used substantially in connection with, or related substantially to, the Business, in each case to the extent permitted by Law;

(h) any fulfillment kits used substantially in connection with, or relate substantially to, the Business;

(i)        the goodwill of the Business as a going concern; and

(j)        all Purchased Accounts Receivable.





                                    EXHIBIT B

                                 Retained Assets

         "Retained Assets" shall mean (i) any and all assets, properties, interests and rights which are not used substantially in connection with, or do not relate substantially to, the operation of the Business and (ii) each of the following assets, properties, interests and rights:

         (a) all assets and properties reflected on the Most Recent Balance Sheet except as otherwise provided in Exhibit A;

         (b) all bank accounts and all cash, bank deposits and cash equivalents;

         (c) all corporate certificates of authority, corporate minute books, stock transfer books and corporate seals;

         (d) all Tax records, prepayment and refunds for any Taxes;

         (e) Sellers' employee benefit agreements, plans or arrangements, including those set forth in Section (e)(2) on Schedule 3.9 and Schedule 3.17;

         (f) all Retained Accounts Receivable;

         (g) all Nonassignable Permits;

         (h) all prepaid insurance premiums and contracts of insurance, except for those contracts of insurance that are Contracts;

         (i) all real estate leases and leasehold improvements;

         (j) choses in action, claims and causes of action or rights of recovery or set-off of every kind and character to the extent such choses in action, claims and causes of action or rights of recovery or set-off arose prior to the Closing Date;

         (k) furniture and Equipment and Improvements;

         (l) all title, right and interest in and to the Intellectual Property listed on the attached Schedule B(1) and all goodwill associated therewith;

         (m) all inventories, except as otherwise provided in Exhibit A;

         (n) all Shared Contracts;

         (o) except as provided on Exhibit A, all employee records and other records of employees; and

         (p) all Retained Customer Contracts.



                                  Schedule B(1)

                         Retained Intellectual Property

(a) All trademarks and servicemarks, whether or not registered with the United States Patent and Trademark Office or any state agency, that contain, as a distinct word or as a component of a compound name, word, phrase or fragment, the proprietary names "Metris", "metris", "Direct Merchants Credit Card Bank, National Association", "Direct Merchants Credit Card Bank, N.A.", "Direct Merchants Credit Card Bank", "Direct Merchants Bank", "DMCCB", and "DMB";

(b)      The following Internet Web-sites and domain names:

  Customer Name                Domain Name                     Creation Date

Metris Companies Inc       NET2PHONEAPPLY.COM                   9/19/01
Metris Companies Inc.      REPLYENQUIRER.COM                     4/9/02
Metris Companies Inc.      REPLYNATENQ.COM                       4/9/02
Metris Companies Inc.      REPLYSTAR.COM                         4/9/02
Metris Companies Inc       ISAFESAVINGS.COM                     4/23/99
Metris Companies Inc       NETSAFESAVINGS.COM                   4/23/99
Metris Companies Inc       SAFESAVINGS.COM                      4/23/99
Metris Companies Inc       PRODUCTGUARDIAN.COM                  4/23/99
Metris Companies Inc       CREDITGUARDIAN.COM                   4/23/99
Metris Companies Inc       ESAFESAVINGS.COM                     4/26/99
Metris Companies           SMARTMONEYSKILLS.ORG                 7/10/02
Metris Companies Inc       THEERECOVERYCOMPANY.COM              5/11/99
Metris Companies Inc       THEIRECOVERYCOMPANY.COM              5/11/99
Metris Companies Inc       THENETRECOVERYCOMPANY.COM            5/11/99
Metris Companies Inc       THERECOVERYCOMPANY.COM               5/11/99
Metris Companies Inc       METRISRECOVERIES.COM                 5/11/99
Metris Companies Inc       METRISRECOVERY.COM                   5/11/99
Metris Companies Inc       NETRECOVERIES.COM                    5/11/99
Metris Companies Inc       ENETRECOVERY.COM                     5/11/99
Metris Companies Inc       ESAFEKEEPER.COM                      5/13/99
Metris Companies Inc.      SMARTMONEYSKILLS.NET                 5/15/02
Metris Companies Inc       ACEPTAYA.COM                          6/1/01
Metris Companies Inc       IQUICKCHECK.NET                       6/2/99
Metris Companies Inc       IQUICKCHECK.COM                       6/2/99
Metris Companies Inc       EQUICKCHECK.COM                       6/2/99
Metris Companies Inc       EQUICKCHECK.NET                       6/2/99
Metris Companies Inc       REPLY123.COM                          6/6/01
Metris Companies Inc       DMCCBONLINESHOPPER.COM                6/7/01
Metris Companies Inc       CREDITOPARATI.NET                     6/7/01
Metris Companies Inc       CREDITOPARATI.COM                     6/7/01
Metris Companies Inc       ACEPTAYA.NET                          6/7/01
Prodigy Communications
        Corporation        PRODIGYCARD.COM                       6/8/00
Metris Companies Inc       DMBCRDITO.NET                        6/12/01
Metris Companies Inc       DMBCRDITO.COM                        6/12/01
Metris Companies Inc       CRDITOPARATI.COM                     6/12/01
Metris Companies Inc       CRDITOPARATI.NET                     6/12/01
Metris Companies Inc       INETRECOVERY.COM                     6/18/99
Metris Companies Inc       THEMONEYHOME.COM                     6/18/99
Metris Companies Inc       RECOVERYCOMPANY.COM                  6/18/99
Metris Companies Inc       DEBTWAVIER.COM                       6/23/99
Metris Companies Inc       THENETRECOVERIECOMPANY.COM           6/23/99
Metris Companies Inc       METRIS.ORG                           6/23/99
Metris Companies Inc       EMETRIS.ORG                          6/23/99
Metris Companies Inc       DIRECTMERCHANTSSELECT.COM            6/23/99
Metris Companies Inc.      MONEYBASICS.ORG                      6/25/02
Metris Companies Inc       SMARTWALLETONLINE.COM                 7/5/01
Metris Companies Inc       RENTCLUBS.COM                         7/8/99
Metris Companies Inc       CLUBSINACAR.COM                       7/8/99
Metris Companies Inc       IADVANTAGES.NET                      8/20/99
Metris Companies Inc       CLICKADVANTAGE.NET                   8/20/99
Metris Companies Inc       CLICK-ADVANTAGE.COM                  8/20/99
Metris Companies           MONEYABCS.ORG                        10/28/02
Metris Companies           MONEYABCS.COM                        10/28/02
Metris Companies           MONEYABCS.NET                        10/28/02
Metris Companies           METRISDIRECT.COM                     9/19/96
Metris Companies Inc       APPLYTWINPORTS.COM                   9/21/01
Metris Companies           METRISDIRECT.NET                     9/29/00
Metris Companies Inc.      DIRECTMERCHANTSBANK.COM              9/26/98
Metris Companies Inc       DMCCB.COM                            9/26/98
Metris Companies Inc       METRISTRAVEL.COM                     9/26/98
Metris Companies           METRISDIRECT.ORG                     10/2/00
Metris Companies Inc       MAGNUSSERVICES.COM                   10/10/01
Metris Companies Inc       IADVANTAGEMASTERCARD.COM             10/11/99
Metris Companies Inc       TRAVELEXTRAS.NET                     10/11/99
Metris Companies Inc       TRAVELEXTRAS.ORG                     10/11/99
Metris Companies Inc       RATEREWARDS.COM                      10/11/99
Metris Companies Inc       RATEREWARDS.NET                      10/11/99
Metris Companies Inc       RATEREWARDS.ORG                      10/11/99
Metris Companies Inc       IADVANTAGEMASTERCARD.ORG             10/11/99
Metris Companies Inc       IADVANTAGESMASTERCARD.NET            10/11/99
Metris Companies Inc       DIRECTREWARDS.ORG                    10/11/99
Metris Companies Inc       DIRECTREWARDS.NET                    10/11/99
Metris Companies Inc       IDIRECTCARD.COM                      10/13/99
Metris Companies Inc       PROVIDENTCARD.COM                    10/17/01
Metris Companies Inc       METRISBUSINESS.ORG                   10/24/00
Metris Companies Inc       METRISBUSINESS.NET                   10/24/00
Metris Companies Inc       METRISBUSINESS.COM                   10/24/00
Metris Companies Inc       METRISBUSINESSSERVICES.COM           10/24/00
Metris Companies Inc       METRISBUSINESSSUCKS.COM              10/24/00
Metris Companies Inc       IADVANTAGEMASTERCARD.NET             11/2/99
Metris Companies Inc       DMCCBENESPANOL.COM                   11/19/01
Metris Companies Inc       METRISIT.COM                         11/20/97
Metris Companies Inc       MAGNUSRECOVERY.COM                   11/29/00
Metris Companies Inc       MAGNUSSUCKS.COM                      11/29/00
Metris Companies Inc       MAGNUSCOMPANIES.COM                  11/29/00
Metris Companies Inc       MAGNUSCOMPANY.COM                    11/29/00
Metris Companies Inc       MAGNUSCREDITCOUNSELING.COM           11/29/00
Metris Companies Inc       MAGNUSDIRECT.COM                     11/29/00
Metris Companies           DIRECTMERCHANTBANK.COM               12/8/99
Metris Companies Inc       MAGNUSQC.COM                         12/14/00
Metris Companies Inc       MAGNUSQUICKCHECK.COM                 12/14/00
Metris Companies Inc       MAGNUSCC.COM                         12/14/00
Metris Companies Inc       DIRECTMERCHANTSBANKCREDITO.NET       12/26/01
Metris Companies Inc       DIRECTMERCHANTSBANKCREDITO.COM       12/26/01
Metris Companies Inc       DIRECTMERCHANTSBANKESPANOL.COM       12/26/01
Metris Companies Inc       DMCCBCREDITO.COM                     12/26/01
Metris Companies Inc       DMCCBCREDITO.NET                     12/26/01
Metris Companies Inc       DIRECTMERCHANTSBANKESPANOL.NET       12/26/01
Metris Companies Inc       PRODIGYBUSINESSCARD.COM               1/4/00
Metris Companies Inc       MYPRODIGYCARD.COM                     1/4/00
Metris Companies Inc       PRODIGYBIZCARD.COM                    1/5/00
Metris Companies Inc       PRODIGYMASTERCARD.ORG                 1/5/00
Metris Companies Inc       PRODIGYMASTERCARD.COM                 1/5/00
Metris Companies Inc       PRODIGYMASTERCARD.NET                 1/5/00
Metris Companies Inc       EDMCCB.COM                           1/27/99
Metris Companies Inc       METRISCOMPANIES.COM                   3/6/97
Metris Companies Inc.      MYREWARDSCARD.COM                    3/11/02
Metris Companies Inc       WESTERNUNIONMASTERCARD.COM           3/12/01
Metris Companies Inc       WUMASTERCARD.COM                     3/12/01
Metris Companies Inc       WESTERNUNIONMC.COM                   3/14/01
Metris Companies Inc       DMCCBACCEPT.COM                       4/5/00
Metris Companies Inc       DMCCBPREAPPROVED.COM                  4/5/00
Metris Companies Inc       IACCEPTCREDIT.COM                     4/5/00
Metris Companies Inc       NEWCARDFAST.COM                       4/5/00
Metris Companies Inc       NEWCARDNOW.COM                        4/5/00
Metris Companies Inc       ONLINEACCEPT.COM                      4/5/00
Metris Companies Inc       PREAPPROVEDOFFER.COM                  4/5/00
Metris Companies Inc       MYCARDFAST.COM                        4/5/00
Metris Companies Inc       JUMBO-CD.COM                          4/5/00
Metris Companies Inc       DMBACCEPT.COM                         4/5/00
Metris Companies Inc       DMBJUMBOCD.COM                        4/5/00
Metris Companies Inc       DMBPREAPPROVED.COM                    4/5/00
Metris Companies Inc       ACCOUNTPROTECTIONPLUS.COM            4/10/00
Metris Companies Inc       ACCOUNTCENTRALONLINE.COM             4/18/01
Metris Companies Inc       DEBTWAIVER.COM                       4/23/99
Metris Companies Inc       COMPUTERGUARDIAN.COM                 4/23/99
Metris Companies Inc       SMARTMONEYSKILLS.COM                 7/10/02
Metris Companies Inc       IADVANTAGES.COM                      5/10/00
Metris Companies Inc       THECREDITSHOP.COM                    5/11/99
Metris Companies Inc       METRISSUCKS.COM                      5/11/99
Metris Companies Inc       METRISCOMPANIESSUCKS.COM             5/11/99
Metris Companies Inc       METRIS.NET                           5/17/99
Metris Companies Inc       IDEBTWAIVER.COM                      5/25/99
Metris Companies Inc       EDEBTWAIVER.COM                      5/25/99

All of the following registered or filed marks set forth below:

   Item #      Registered or Pending Mark                 Status

     1. ACCOUNTCENTRAL                                  Registered
     2. ANCHORED IN EXPERIENCE. POWERED BY GROWTH       Registered
     3. A REFLECTION OF ALL YOU'VE ACHIEVED             Registered
     4. DIRECT MERCHANTS BANK                           Registered
     5. DIRECT MERCHANTS VALUES                         Registered
     6. DIRECT REWARDS                                  Registered
     7. METRIS DIRECT                                   Registered
     8. MORE BENEFITS MORE VALUE MORE FREEDOM           Registered
     9. POWER THAT SETS YOU APART                       Registered
    10. PUT THE WEB IN YOUR WALLET                      Registered
    11. RESERVE LINE (and design)                       Registered
    12. SAVINGS YOU'VE EARNED                           Registered
    13. TRAVEL EXTRAS EXTRA TRAVEL. EXTRA FAST          Registered
    14. METRIS TRAVEL SERVICES                          Registered
    15. RATE REWARDS                                    Registered
    16. TRAVEL EXTRAS                                   Registered
    17. 90 DAYS TO SAVE                                 Status Pending
    18. 90 DIAS DE AHORROS                              Status Pending
    19. A PRODUCT FOR ALL PEOPLE                        Status Pending
    20. AYUDANTE DE CUENTA                              Status Pending
    21. BUT ITS YOUR LITTLE PIECE OF PLASTIC            Status Pending
    22. DIRECT MERCHANTS BANK SELECT                    Status Pending
    23. EMOTICARD                                       Status Pending
    24. EVERY PURCHASE, EVERY TIME, MONTH AFTER MONTH,
        YEAR AFTER YEAR                                 Status Pending
    25. EVERY PURCHASE, EVERY TIME MONTH AFTER MONTH    Status Pending
    26. GET JUST WHAT YOU WANT                          Status Pending
    27. IADVANTAGES                                     Status Pending
    28. LET'S WORK TOGETHER                             Status Pending
    29. MAGNUS SERVICES                                 Status Pending
    30. METRIS COMPANIES                                Status Pending
    31. METRIS CREDIT CARD SERVICES, INC.               Status Pending
    32. METRIS FINANCIAL SERVICES                       Status Pending
    33. METRIS SERVICING, INC.                          Status Pending
    33. MEXICO LINDO QUERIDO                            Status Pending
    34. MONEY ABC'S                                     Status Pending
    35. SABOR CARIBENO                                  Status Pending
    36. TWIN PORTS SPIRIT                               Status Pending

(c) All copyrights related to direct-mail solicitation materials, telemarketing scripts, fulfillment kits, proprietary Internet Web-site pages, e-mail solicitations and all other communications that the Sellers have used in promoting DMCCB-issued credit cards, debt suspension and cancellation products;

(d) All trade secrets and business methods related to the advertisement, processing and maintenance of DMCCB credit cards and debt waiver products including, without limitation, the process designated by Sellers or any of their Affiliates as (i) "Pre-Screen of One" or "PS-1" and (ii) "Metris Quick Check" or "Quick-Check";

(d)      All customer and supplier lists owned by DMCCB;

(f) The contact management systems used by DMCCB and all associated models, formulas, data and support documentation; and

(g)      All licenses and rights arising under the items identified in Sections
         (a) through (f)of this Schedule B(1), except to the extent assigned or sublicensed to Purchasers or Purchasers' designee pursuant to this Agreement.


                                    EXHIBIT C

               Schedule of Registered/Filed Intellectual Property

Item #      Registered or Pending Mark                     Status

  1.   DIRECTALERT                                      Registered
  2.   PURCHASESHIELD and Design                        Registered
  3.   QUALITY FURNITURE CARE                           Registered
  4.   QUALITY JEWELRY CARE                             Registered
  5.   SERVICEEDGE                                      Registered
  6.   TRIPSAVER                                        Registered
  7.   FRAUD ALERT SERVICES                             Status Pending
  8.   HOME SERVICEEDGE                                 Status Pending
  9.   IDENTITY PROTECTOR & Design                      Status Pending
 10.   INFORMATION THAT MATTERS                         Status Pending
 11.   INSIDEACCESS                                     Status Pending
 12.   ROADSAVER                                        Status Pending
 13.   THINK OF IT AS 911 FOR YOUR WALLET               Status Pending


Schedule of ICAN property for Purchased Assets:

TripSaver
etripsaver.com (immediately redirects to the URL below) https://www.metrisdirect.com/tripSaver/process/tripsaverenroll.html?code1
=TMZZ0IZTDi

PurchaseShield
ipurchaseshield.com (immediately redirects to the URL below) purchaseshield.com (immediately redirects to the URL below) https://www.metrisdirect.com/purchaseShield/process/purchaseshieldenroll.html?
code1=PMZZ9IZCDC

Direct Alert
https://www.metrisdirect.com/directAlert/process/directalertenroll.html?code1=
RMZZ0IZZDX&code2=RMZZ0IZZEX
directalert.net (immediately redirects to the URL below) https://www.privista.com/cp/pre_reg.jsp

Fraud Alert Services
http://www.fraudalertservices.com/

Identity Protector
http://www.myidentityprotector.com/ (immediately redirects to the URL below) https://www.promisemark.com/nwstemplates/identityprotector/memberFirstSignIn.jsp

RoadSaver
iroadsaver.com
roadsav.com
roadsaverautoservices.com

Inside Access
www.inside-access.com
www.myinsideaccess.com

Total Advantage Health
totaladvantagehealth.com (immediately redirects to the URL below) http://www.careington.com/co/totaladvantagehealth/

Safekeeper (Union Plus and Household Bank) https://www.metrisdirect.com/safeKeeper/process/safekeeper_UP.html?eCommID=
IEFATUPCENOTLXXXXX02XXXXXX&code1=CYUZ1IZ1QC
https://www.metrisdirect.com/safeKeeper/process/safekeeper_HB.html?eCommID=
IEFATHBCENOTLXXXXX02XXXXXX&code1=CY6Z1IZ1QC


                                    EXHIBIT D

                              Form of Offer Letter

                            [cpp NORTH AMERICA, llc]
                               10900 Wayzata Blvd.
                              Minnetonka, MN 55305



                                __________, 2003



[Addressee]



Dear                            :
     ---------------------------

As recently announced, CPP North America, LLC ("CPP"), has purchased the membership and warranty products and operations of Metris' enhancement services business that Metris Companies, Inc. ("Metris") has operated at 10900 Wayzata Blvd, Minnetonka, Minnesota and 10201 Centurion Parkway North, Jacksonville, Florida.

For CPP, the acquisition of the membership and warranty business lines of Metris' Enhancement Services division represents a logical progression of its long-term growth strategy. It is also a significant expansion opportunity in a key market where it can build upon many of its existing business partner relationships. There are clear synergies between the two companies with an excellent fit in core capabilities, as well as the potential for considerable knowledge sharing. This acquisition will strengthen the CPP Group and be of benefit to business partners, customers and employees. The purchase of this business by CPP is a wonderful way to enable the continued development of the enhancement services business.

As this acquisition has taken place in a very short time-scale it has not been possible to fully integrate all aspects of the businesses in time for July 29, 2003, the date of purchase. For this reason Metris will continue as your employer for a short transition period until September 30, 2003 during which you will continue to be eligible for Metris benefit plans.

CPP would like to offer you employment, effective from October 1, 2003. The offer is subject to you actively being employed in the business at that time and not on a leave of absence or short term disability. (If this is the case you must start active employment with CPP on or before November 29, 2003, or by the end of any applicable maternity leave, if later, for the offer to be effective).

You will be employed initially by CPP in the same position and at the same salary that you received when employed by Metris. It is anticipated that as a CPP employee, very similar health, dental, life, disability and 401(k) plan benefits will be available to you. Further details regarding CPP benefits will be provided closer to the end of the transition period.

This letter does not bind you or CPP to any specific period of employment, rather, our employment relationship shall be considered "at will". By accepting employment with CPP, you are acknowledging and agreeing that you are not being hired for any specific or definite period of time. This means that your employment can be terminated at any time, with or without cause, and with or without advance notice, at your option or the option of CPP. Your "at will" status can only be modified in writing by the Executive Vice President of CPP North America. It will not be deemed amended or modified by any policies, practices or procedures that may be implemented by CPP.

By accepting employment with CPP you are agreeing to abide by the policies and practices that CPP will institute. You acknowledge that CPP is not obligated to continue any of Metris' policies and can establish such policies and practices as CPP deems appropriate. By accepting this offer of employment, you are also agreeing to continue not to disclose to anyone outside of CPP the confidential, proprietary or secret information relating to Metris' or CPP's business, products or customers. You also agree to the transfer to CPP of your records relating to your employment with Metris.

Metris and CPP have agreed that any claims you have relating to your employment by Metris prior to July 29, 2003 are to be raised with Metris, and not CPP. However, should you have any questions that relate to your on-going employment, I, as Executive Vice President of CPP North America in charge of this business, would be happy to discuss them with you.

This letter constitutes the entire agreement between you and CPP regarding your employment, including its duration, and there are no other promises, agreements or understandings that have been made to you regarding your employment.

I do hope that you will accept CPP's offer of employment. If you do wish to be employed by CPP following the transition period under the above terms, please sign this letter below and return it to Michele Roepke, Vice President of Human Resources no later than September 1, 2003. If you have any questions, please feel free to contact me personally.

Yours sincerely,



Bill Anderson, Executive Vice President CPP North America




I understand and agree to abide by the terms of employment with CPP as set forth above:

Executed on _________________, 2003

By:____________________________________________________
                        Signature
                        Print Name